                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                      Investment Technology Group, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                       INVESTMENT TECHNOLOGY GROUP, INC.
                                900 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                              TUESDAY, MAY 6, 1997
                            ------------------------

To the Stockholders of Investment Technology Group, Inc.:

     The Annual Meeting of Stockholders of Investment Technology Group, Inc. will be held at the Rihga Royal Hotel in the Broadway Room, located at Fifth Avenue and Central Park South, New York, New York 10019, on Tuesday, May 6, 1997, at 2:00 p.m. local time, to consider and act upon:

          (i) The election of nine directors to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

          (ii) Approval of the Company's 1994 Stock Option and Long-Term Incentive Plan, as amended and restated;

          (iii) Approval of the Company's Pay-for-Performance Incentive Plan;
     and

          (iv) Any other business which may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 31, 1997 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. Such stockholders may vote in person or by proxy. A list of such stockholders will be open to examination by any stockholder at the Annual Meeting and for a period of 10 days prior to the meeting during ordinary business hours at the offices of the Company located at 900 Third Avenue, Second Floor, New York, New York 10022.

     You are cordially invited to attend the Annual Meeting. If you do not expect to attend, we urge you to return your proxy promptly in the enclosed, postage-prepaid envelope. The return of the proxy does not affect your right to vote in person should you decide to attend the meeting.

                                          For the Board of Directors,

                                          JOHN R. MACDONALD
                                          Chief Financial Officer
                                          Investment Technology Group, Inc.

April 9, 1997

                       INVESTMENT TECHNOLOGY GROUP, INC.
                                900 THIRD AVENUE
                            NEW YORK, NEW YORK 10022

                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 6, 1997

                                                                   April 9, 1997

     This Proxy Statement and the accompanying form of proxy are being furnished to the stockholders of Investment Technology Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Stockholders to be held at the Rihga Royal Hotel in the Broadway Room, located at Fifth Avenue and Central Park South, New York, New York 10019, on Tuesday, May 6, 1997, at 2:00 p.m. local time, and at any adjournment thereof (the "Annual Meeting"). Only stockholders of record at the close of business on March 31, 1997 (the "Record Date") are entitled to notice of, and to vote at, the meeting. The Notice of Annual Meeting, Proxy Statement and form of proxy are being sent or given to stockholders commencing on or about April 9, 1997.

     At the Annual Meeting, the stockholders will be asked to (i) elect nine directors to serve until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified, (ii) approve the Company's 1994 Stock Option and Long-Term Incentive Plan, as amended and restated, (iii) approve the Company's Pay-for-Performance Incentive Plan and (iv) transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The principal executive offices of the Company are located at 900 Third Avenue, Second Floor, New York, New York, 10022, and the Company's telephone number at that address is (212) 755-6800.

     STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PREPAID ENVELOPE.

                                    GENERAL

Solicitation of Proxies

     If the accompanying proxy is properly executed and returned, the shares of the Company's common stock, par value $.01 per share (the "Common Stock") represented thereby will be voted in accordance with the instructions specified in the proxy. In the absence of instructions to the contrary, such shares will be voted in favor of the election of the nine nominees for director whose names are listed herein and in favor of the 1994 Stock Option and Long-Term Incentive Plan, as amended and restated, and the Pay-for-Performance Incentive Plan. The Board of Directors does not intend to bring any other matters before the Annual Meeting and is not aware of any matters which will come before the Annual Meeting other than as described herein. In the absence of instructions to the contrary, it is the intention of the persons named in the accompanying proxy to vote such proxy in their discretion with respect to such other matters, if any, that may properly come before the Annual Meeting.

     All costs of solicitation of proxies will be borne by the Company. Although there are no formal agreements to do so, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials and annual reports to the beneficial owners of Common Stock. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, telegraph or facsimile transmission, by directors and officers of the Company, who will not receive special compensation for such solicitation.

Revocation of Proxy

     Any stockholder may revoke his or her proxy at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation). Any stockholder who signs and returns a proxy may revoke it at any time before it has been voted by (i) delivering written notice of its revocation to the Company, (ii) delivering to the Company a duly executed proxy bearing a later date or (iii) attending the meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy).

Voting at the Meeting

     At March 31, 1997, the outstanding voting securities of the Company consisted of 18,251,500 shares of Common Stock. Each share is entitled to one non-cumulative vote for each director to be elected and one vote on each other matter of business properly brought before the meeting.

     The election of directors will be determined by a plurality of the votes of the shares at the meeting. Approval of the 1994 Stock Option and Long-Term Incentive Plan, as amended and restated, the Pay-for-Performance Incentive Plan and any other items properly brought before the meeting will require the affirmative vote of holders of a majority of the shares present in person or represented by proxy and entitled to vote on such items at the Annual Meeting.
 Accordingly, in the case of shares that are present or represented at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director, including by withholding authority on the proxy, will not operate to prevent the election of such nominee if the nominee otherwise receives a plurality of votes. An abstention on any other item will operate to prevent approval of the item to the same extent as a vote against approval of such item. A broker "non-vote" (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will be counted for quorum purposes, but it will have no effect on the outcome of the election of directors or on the vote with respect to the approval of any other item.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock (and, in footnotes, the common stock of the Company's parent, Jefferies Group, Inc. ("Jefferies Group")) (i) for each director of the Company, (ii) for each executive officer named in the Summary Compensation Table appearing under the caption "EXECUTIVE COMPENSATION," (iii) for all directors and executive officers as a group and (iv) for each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company. The information set forth in the table below is as of March 15, 1997. The information set forth in the accompanying footnotes is as of the dates indicated therein.



                                                                        NUMBER OF
                                                                        SHARES (1)       PERCENT
                                                                        ----------       -------
DIRECTORS
  Raymond L. Killian, Jr..............................................     204,493(2)        1.1
  Frank E. Baxter.....................................................          --(2)         --
  Richard G. Dooley...................................................      17,000(2)          *
  William I. Jacobs...................................................      22,900(3)          *
  Robert L. King......................................................      15,000            --
  Michael L. Klowden..................................................       1,000(2)          *
  Dale A. Prouty......................................................     762,000(2)        4.0
  Scott P. Mason......................................................     283,321(2)        1.5
  Mark A. Wolfson.....................................................      25,000(2)          *
OTHER NAMED EXECUTIVE OFFICERS
  Yossef A. Beinart...................................................      73,083(2)          *
  Robert K. Laible....................................................      48,460(2)          *
  Joshua D. Rose......................................................      73,197(2)         --
  All Directors and Executive Officers as a Group (16 persons)........   1,542,891(4)        7.8
5% STOCKHOLDERS
  Jefferies Group, Inc................................................  15,000,000(5)       82.2
  T. Rowe Price Associates, Inc.......................................     970,500(6)        5.3


---------------
 *  Less than 1%.

(1) Unless otherwise indicated in a footnote and subject to applicable community property and similar statutes, each person listed as the beneficial owner of shares of Common Stock possesses sole voting and dispositive power with respect to such shares. Beneficial ownership includes stock options granted by the Company that are exercisable at March 15, 1997, or within 60 days thereafter, as follows: Mr. Killian: 182,993; Mr. Dooley: 10,000; Mr.
    Jacobs: 15,000; Mr. King: 15,000; Mr. Prouty: 750,000; Mr. Mason: 278,321;
    Mr. Wolfson: 15,000; Mr. Beinart: 70,083; Mr. Laible: 46,960; Mr. Rose:
    73,197; and all directors and executive officers as a group: 1,473,991. Mr. Mason's option with respect to 200,000 shares of Common Stock is subject to approval by the Company's stockholders of the 1994 Stock Option and Long-Term Incentive Plan, as amended and restated. See "APPROVAL OF THE 1994 STOCK OPTION AND LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED."

(2) Each such person also beneficially owns shares of the outstanding common stock of Jefferies Group. Such beneficial ownership as of February 28, 1997 (including the percentage, where greater than 1%, of the shares outstanding at that date, and, where noted, stock options that are exercisable within 60 days of such date) is as follows: Mr. Killian (245,475 shares, or 2.4%, including stock options to purchase 30,000 shares), Mr. Baxter (914,907 shares or 9.1%, including stock options to purchase 30,000 shares), Mr. Dooley (30,670 shares, including stock options to purchase 18,670 shares), Mr. Klowden (128,393 shares, or 1.3%, including stock options to purchase 109,332 shares), Mr. Prouty (5 shares), Mr. Mason

    (60,801 shares), Mr. Wolfson (23,733 shares, including stock options to purchase 7,160 shares), Mr. Beinart (20,041 shares), Mr. Laible (9,029 shares) and Mr. Rose (7,855 shares).

(3) Includes 300 shares of Common Stock owned by a son of Mr. Jacobs, and 100 shares of Common Stock owned by a daughter of Mr. Jacobs, as to which Mr. Jacobs disclaims beneficial ownership.

(4) All directors and executive officers as a group beneficially own a total of 1,490,909 shares or 14.6% of the common stock of Jefferies Group, including stock options to purchase an aggregate of 203,017 shares which are exercisable within 60 days of February 28, 1997.

(5) The business address of Jefferies Group is 11100 Santa Monica Boulevard, Tenth Floor, Los Angeles, California 90025.

(6) T. Rowe Price Associates, Inc. ("Associates") has advised the Company that it is a beneficial owner of 970,500 shares of Common Stock. Associates further advised the Company that it has sole voting power over 6,400 shares and sole dispositive power over all shares. Associates is an investment adviser registered under the Investment Advisers Act of 1940. The business address for Associates is 100 East Pratt Street, Baltimore, Maryland 21202.

                             ELECTION OF DIRECTORS

     Under the Company's By-laws, the Board of Directors is authorized to determine the number of directors of the Company. The number of directors to be elected at the Annual Meeting has been fixed at nine. Such directors will be elected to serve until the next annual meeting of stockholders and until their successors shall have been duly elected and qualified.

     Each nominee listed below has consented to being a nominee and to serving as a director if elected. In the event that any nominee shall be unable to serve as a director (which is not now anticipated), proxies will be voted for substitute nominees recommended by the Board of Directors or the Board of Directors may elect to reduce the number of directors. All of the nominees for election as a director are presently members of the Board of Directors.

                INFORMATION CONCERNING NOMINEES FOR DIRECTOR AND
                               EXECUTIVE OFFICERS

Nominees

     The following information is submitted concerning the nominees for election as directors.

     RAYMOND L. KILLIAN, JR., 59, a nominee, has been the Chairman of the Board of the Company since January, 1997, a director of the Company since March, 1994, and served as the President and Chief Executive Officer of the Company from March, 1994 through January, 1997. He has been a director of Jefferies Group since January 1997, has directed the activities of the Company's wholly-owned broker-dealer subsidiary, ITG Inc. ("ITG"), since 1987 and has been President, Chief Executive Officer and a director of ITG since 1992. Mr. Killian was an Executive Vice President of Jefferies Group from 1985 to 1995, a director and an Executive Vice President of Jefferies Group's wholly-owned broker-dealer subsidiary, Jefferies & Company, Inc. ("Jefferies"), from 1985 to 1991 and served as National Sales Manager of Jefferies from 1985 to 1990. Mr. Killian is Chairman of the Company's Executive Committee.

     FRANK E. BAXTER, 60, a nominee, has been a director of the Company since March, 1994 and was a director of ITG from January, 1994 through January, 1997. Mr. Baxter is a member of the Company's Executive Committee. Mr. Baxter has been Chairman of the Board of Jefferies Group since 1990, Chief Executive Officer of Jefferies Group since 1987, President of Jefferies Group since 1986 and a director of Jefferies Group and Jefferies since 1975. Mr. Baxter has previously served as Executive Vice President, National Sales Manager and New York Branch Manager of Jefferies and as the Managing Director of Jefferies Group's U.K. subsidiary.

     RICHARD G. DOOLEY, 67, a nominee, has been a director of the Company since March, 1996 and a director of Jefferies Group since November, 1993. From 1978 until his retirement in June, 1993, Mr. Dooley was Executive Vice President and Chief Investment Officer of Massachusetts Mutual Life Insurance Company ("Mass Mutual"). Mr. Dooley is currently a consultant to Mass Mutual. Mr. Dooley has been a director of Advest Group, Inc. since 1983, Hartford Steam Boiler Inspection and Insurance Company since 1984, Kimco Realty Corporation since 1990, and various Mass Mutual sponsored investment companies. Mr. Dooley is also a trustee of Saint Anselm College and Chairman of the Board of The New England Education Loan Marketing Corporation. Mr. Dooley has been a member of the Company's Audit and Compensation Committees since March, 1996.

     WILLIAM I. JACOBS, 55, a nominee, has been Executive Vice President-Global Resources of MasterCard International, Inc. since January, 1995. From 1993 to 1994, Mr. Jacobs served as a financial consultant to several firms and universities. Mr. Jacobs was founder, Executive Vice President, Chief Operating Officer and a director of Financial Security Assurance, a monoline bond insurer, from 1985 to 1993 and, prior to 1985, the President and Managing General Partner of S&B Insurance Services Company. Mr. Jacobs has been a director of the Company since June, 1994, is Chairman of the Company's Audit Committee and is a member of the Company's Compensation Committee.

     ROBERT L. KING, 46, a nominee, has been the President, Chief Operating Officer and a director of Corporate Express, Inc., a distributor of office and computer supplies, since 1993. Prior to 1993, Mr. King was employed by FoxMeyer Corporation, a distributor of health and pharmaceutical products, where he was Chief Executive Officer from 1989 to 1993, President from 1988 to 1993 and Chief Operating Officer from 1988 to 1989. Mr. King has been a director of the Company since June, 1994 and is a member of the Company's Audit and Compensation Committees.

     MICHAEL L. KLOWDEN, 52, a nominee, has been the President and Chief Operating Officer of Jefferies since December, 1996, Vice Chairman of the Board of Jefferies Group and Jefferies from May, 1995 to December, 1996 and a director of Jefferies Group since May, 1987. From 1978 to 1995, Mr. Klowden was a senior partner at Morgan, Lewis & Bockius a law firm that renders legal services to the Company, and has been a trustee of the University of Chicago since 1986. Mr. Klowden has been a director of the Company since January, 1997.

     SCOTT P. MASON, 49, a nominee, has been the President and Chief Executive Officer of the Company since January, 1997 and has been a director of the Company since March, 1994. Mr. Mason was previously the Edmund Cogswell Converse Professor of Finance and Banking and the Chairman of the Finance Area at the Harvard University Graduate School of Business Administration, where he was a professor from 1978 through 1996. He was a consultant to the Company from 1987 through 1996, and has been a director of ITG since 1992. Mr. Mason is a member of the Company's Executive Committee.

     DALE A. PROUTY, 43, a nominee, is an Executive Vice President and director of the Company. Mr. Prouty was an Executive Vice President and a director of the Company from 1994 to 1997. From 1987 to 1991, Mr. Prouty was Chief Executive Officer of Integrated Analytics Corporation ("IAC"), a company that he founded in 1987 and that was acquired by Jefferies Group in 1991. From 1983 to 1986, Mr. Prouty was a Technical Consultant for Inference Corporation, a company engaged in the development of artificial intelligence systems. Prior to 1983, Mr. Prouty worked in the aerospace industry. Mr. Prouty is a member of the Company's Executive Committee.

     MARK A. WOLFSON, 44, a nominee, has been a director of Jefferies Group since July, 1991, a principal of Arbor Investors, LLC, a private investment company, since 1995, President of MW General, Inc. since 1994, Vice President of Keystone, Inc., the primary investment vehicle of Robert M. Bass, since 1995 and Vice President since 1996 of each of Group 31, Inc., Schoodic Point, LLC and Strategic Genpar, Inc. He is also a professor at the Graduate School of Business, Stanford University, where he has been a faculty member since 1977, including a term as Associate Dean from 1990 through 1993. He has also taught at the University of Chicago and Harvard University. Mr. Wolfson has been a director of Oreck Corp. since 1996, a director of Regina Home Care Corp. since 1997 and a member of the Board of Advisors of FEP Capital

Holdings, L.P. since 1995. Mr. Wolfson has been a director of the Company since June, 1994, and is Chairman of the Company's Compensation Committee and a member of the Company's Audit Committee.

Other Executive Officers

     The executive officers of the Company are appointed by, and serve at the discretion of, the Board of Directors. Other than Messrs. Killian, Mason and Prouty, for whom information is provided above, the following sets forth information as to the executive officers of the Company.

     YOSSEF A. BEINART, 40, joined ITG in 1992. As Executive Vice President, he is responsible for research and development and technology matters, and is the Chief Information Officer of ITG. Mr. Beinart has been a director of ITG since June, 1994. From 1988 to 1991, Mr. Beinart was Vice President of Development of IAC.

     DAVID C. CUSHING, 35, is Executive Vice President and Director of Research for ITG. He has been a director of ITG since February, 1996. He joined the firm in 1991 as a Vice President of Sales and Trading and formed the research department in 1992. From 1986 to 1991, Mr. Cushing was a Vice President in the Equity Derivatives and Program Trading Department at Lehman Brothers.

     ROBERT K. LAIBLE, 35, has been involved with the activities of ITG since 1987. Mr. Laible is an Executive Vice President of ITG responsible for the daily operation of the Company's trading desk. Mr. Laible has been a director of ITG since June, 1994.

     JOHN R. MACDONALD, 41, is Senior Vice President and Chief Financial Officer of the Company. Mr. MacDonald is also a Senior Vice President and Chief Financial Officer of ITG. Mr. MacDonald joined the Company (and ITG) as Vice President and CFO in March, 1994. Prior to joining the Company, from November, 1989 through March, 1994, Mr. MacDonald was a Vice President and Group Manager of the Financial Division of Salomon Brothers Inc, a registered broker-dealer. Mr. MacDonald has been a director of ITG since February, 1995.

     JOSHUA D. ROSE, 39, has been involved with the activities of ITG since 1987 and is an Executive Vice President of ITG with general responsibility for all international activities, both domestic and international. Mr. Rose joined Jefferies in 1985. Mr. Rose has been a director of ITG since June, 1994.

     ROBERT J. RUSSEL, 42, joined ITG in November, 1996 as Senior Vice President. He is leading ITG's Strategic Planning and Business Development efforts. Prior to joining ITG, Mr. Russel spent nine years with Reuters in a variety of senior roles including General Management, Business Development, Technology, and Marketing and Sales.

     JAMES MARK WRIGHT, 37, has been a Senior Vice President and director of ITG since December, 1994. From 1992 through November, 1994, Mr. Wright was a Vice President of ITG. From 1990 through 1991, Mr. Wright was a Vice President of IAC. From 1984 through 1990, Mr. Wright was the Director of Development of Inference Corporation.

               COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

     The Board of Directors of the Company held six meetings during 1996. Each incumbent member of the Board of Directors who was a director during 1996 attended, during his term of office, at least 75% of the total number of meetings of the Board of Directors and committees thereof of which such director was a member.

     The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee. The Board does not have a Nominating Committee.

     The current Audit Committee members are William I. Jacobs, Chairman, Richard G. Dooley, Robert L. King and Mark A. Wolfson. The Audit Committee is responsible for reviewing with the independent auditors of the Company the independent auditors' audit and review programs and procedures, the financial statements and the adequacy of the Company's system of internal accounting controls. The Audit Committee also reviews the professional services provided by the Company's independent auditors and makes recommendations to the

Board as to the engagement or discharge of the Company's auditors. During 1996, there were three meetings of the Audit Committee.

     The current Compensation Committee members are Mark A. Wolfson, Chairman, Richard G. Dooley, William I. Jacobs and Robert L. King. The Compensation Committee is responsible for developing and implementing compensation policies, plans and programs for the Company's executive officers and for the administration of the Company's 1994 Stock Option and Long-Term Incentive Plan. During 1996, there were three meetings of the Compensation Committee.

     The current Executive Committee members are Raymond L. Killian, Jr., Chairman, Frank E. Baxter, Scott P. Mason and Dale A. Prouty. The Executive Committee acts on routine matters requiring the approval of the Board of Directors of the Company and as otherwise permitted by Delaware law. During 1996, there were no formal meetings of the Executive Committee.

                             DIRECTOR COMPENSATION

     Directors who are employees of the Company, Jefferies Group or subsidiaries of Jefferies Group are not compensated for serving as directors. Currently, directors who are not employees of the Company, Jefferies Group or subsidiaries of Jefferies Group receive an annual retainer fee of $20,000, plus fees of $1,000 for attendance at each of six regular meetings of the Board of Directors and $2,000 for attendance at each special meeting of the Board of Directors. The chairman of each committee receives an annual retainer of $3,000, and all committee members receive $750 for attendance at each meeting of a committee of the Board of Directors. Directors of the Company are also reimbursed for out-of-pocket expenses.

     Mr. Mason was retained by the Company during 1996 as a consultant and received approximately $20,000 per month from the Company for consulting fees. Mr. Mason provided the Company with strategic short-term and long-term guidance and planning. Mr. Mason was compensated at a rate that the Company believes is comparable to rates paid to persons with similar experience and qualifications. During 1996, Mr. Mason received from the Company a total of $240,000 for consulting services provided to the Company.

     Under the Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan") adopted in 1995, an option to purchase 10,000 shares is granted to each person who first becomes a non-employee director of the Company at the time of initial election or appointment, and an option to purchase 2,500 shares is granted to each non-employee director on the 45th day after the Annual Meeting of Stockholders each year. Such options are granted with an exercise price per share equal to 100% of the fair market value of a share on the date of grant. Such options expire at the earlier of five years after the date of grant, 12 months after death, disability or retirement after reaching age 65 or 60 days after an optionee ceases to serve as a director for reasons other than death, disability or such retirement (except options will in no event expire before June 3, 1997). Options become exercisable at the later of three months after the date of grant or May 4, 1997, except an option granted to a director less than three months before a cessation of service for reasons other than death, disability or retirement after reaching age 65 will not thereafter become exercisable. Directors who are not employees of the Company or Jefferies Group are eligible to participate in the Directors' Plan.

     Each director of the Company may participate in the Jefferies Group Charitable Gifts Matching Program pursuant to which Jefferies Group will match 50% of charitable contributions made by such directors up to a maximum dollar amount of $1,500 per person per year.

     The children of directors of the Company may also participate (along with the children of all employees of the Company and Jefferies Group) in the Stephen
A. Jefferies Educational Grant Program which provides scholarship awards for secondary and post-secondary education based on factors such as financial need, academic merit and personal statements. The grants are made by an independent scholarship committee, none of whose members are affiliated with the Company or with Jefferies Group.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company during the past three fiscal years of those persons who were, at December 31, 1996, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"). Information relating to compensation for services to the Company's predecessor in a portion of 1994 is included in the table.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                                                                                      COMPENSATION
                                                     ANNUAL COMPENSATION                 AWARDS
                                           ---------------------------------------    ------------
                                                                         OTHER         SECURITIES
                                                                         ANNUAL        UNDERLYING     ALL OTHER
                                                                      COMPENSATION      OPTIONS/     COMPENSATION
  NAME AND PRINCIPAL POSITION(1)    YEAR   SALARY($)   BONUS($)          ($)(2)         SARS(#)         ($)(3)
----------------------------------  ----   ---------   ---------      ------------    ------------   ------------
Raymond L. Killian, Jr............  1996    295,184      725,957          11,477              --          59,981
  Chairman of the Board             1995    300,000      450,000           9,492         365,986          43,082
                                    1994    341,667    1,350,000          13,909         750,000      10,049,894(4)
Yossef A. Beinart.................  1996    150,000      299,767           4,132              --          38,417
  Executive Vice President          1995    150,000      281,135           4,708          25,766         111,175
  of ITG Inc.                       1994    150,000      183,413          13,845         110,000       2,543,379(4)
Robert K. Laible..................  1996    150,000      501,332           6,705              --          46,113
  Executive Vice President          1995    150,000      409,482           6,072          43,920          31,902
  of ITG Inc.                       1994    150,000      279,363          10,128         115,000         367,830(4)
Dale A. Prouty....................  1996    295,184      360,212             223              --          39,861
  Executive Vice President          1995    300,000      450,000         109,908              --          25,838
                                    1994    283,334    1,050,000         108,111         750,000      17,781,724(4)
Joshua D. Rose....................  1996    200,000      438,092           6,533              --          49,519
  Executive Vice President          1995    150,000      397,123           6,658         146,394          37,419
  of ITG Inc.                       1994    150,000      396,519          13,871         300,000         818,127(4)

---------------
(1) The Named Executive Officers did not become executive officers of the Company until March, 1994. Such persons held comparable positions with the Company's predecessor.

(2) Each Named Executive Officer participating in a voluntary deferral plan, the Jefferies Group Capital Accumulation Plan for Key Employees (the "CAP"), was credited with units representing shares of Jefferies Group's Common Stock ("CSUs") at a price equal to 85% of Jefferies Group's average cost per share of the shares available for distribution in the CAP. Jefferies Group's average cost per share is based upon the average cost of shares repurchased specifically for purposes of the CAP and held as treasury shares pending distribution upon settlement of CSUs. During each calendar quarter, each CAP participant defers receipt of compensation, a portion of which is credited to a cash account. At the end of each quarter, the cash account is debited by an amount equal to the number of CSUs multiplied by 85% of the average cost per share. During 1996, the amounts of the 15% discount on the CSUs with respect to the Named Executive Officers were as follows: Mr. Killian:
    $11,477, Mr. Beinart: $4,132, Mr. Laible: $6,705, Mr. Prouty: $223 and Mr.
    Rose: $6,533.

(3) The total amounts for 1996 shown in the "All Other Compensation" column consist of the following:

          (a) The Company's matching contributions under the Section 401(k) plan of Jefferies Group during the plan year ended November 30, 1996, as follows: Mr. Killian: $7,885, Mr. Beinart: $4,132, Mr. Laible:
              $7,885, Mr. Prouty: $7,885 and Mr. Rose: $7,885.

          (b) Forfeitures under the Employee Stock Ownership Plan of Jefferies Group. During the plan year ended November 30, 1996, each Named Executive Officer's account was credited with 12 shares at an original cost of $10.51 per share, for a total of $126, as a result of reallocations resulting from forfeitures.

          (c) Matching contributions by the Company to the Employee Stock Purchase Plan of Jefferies Group. During 1996, Mr. Killian received 95 shares of the common stock of Jefferies Group at prices ranging from $27 to $64, for a total matching contribution of $3,600. Mr. Laible received 121 shares of the common stock of Jefferies Group at prices ranging from $27 to $64, for a total matching contribution of $4,630.

          (d) Contributions of $6,119 and allocations of forfeitures of $745 for each of the Named Executive Officers under the 1996 Profit Sharing Plan of Jefferies Group.

          (e) Dividends and interest payments to the cash accounts of the Named Executive Officers under the CAP, paid as of December 31, 1996 (the most recent date for which the information is available), at a rate equal to the average rate Jefferies paid on its margin accounts carrying credit balances as follows: Mr. Killian: $2,672, Mr. Beinart: $1,772, Mr. Laible: $1,830, Mr. Prouty: $1,508 and Mr. Rose: $2,300.

          (f) An amount of "deemed interest" credited to each CAP participant for 1996, determined by multiplying (i) the daily weighted average amount in the CAP participant's Profit-Based Deferred Compensation Account by (ii) an interest rate equal to the fully-diluted earnings per share (if any) of Jefferies Group common stock for that fiscal year divided by the fair market value of a share at the end of the preceding fiscal year. In 1996, the Named Executive Officers received the following amounts of such "deemed interest":
              Mr. Killian: $38,834, Mr. Beinart: $25,523, Mr. Laible: $24,778,
              Mr. Prouty: $23,478 and Mr. Rose: $32,344 .

(4) Each Named Executive Officer received certain payments at the time of the Company's initial public offering in May, 1994. Depending on the then-existing arrangements with each Named Executive Officer, such payments were generally made in connection with the termination of pre-existing options, the termination of existing employment agreements and/or the termination of various phantom equity and profit bonus plans.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

     The following table sets forth certain information concerning the exercise of options, the number of shares of Common Stock (and, in Note 2, of common stock of Jefferies Group) underlying unexercised stock options held by the Named Executive Officers and the value of unexercised in-the-money stock options at December 31, 1996.

                                                                   NUMBER OF
                                                                  SECURITIES                     VALUE OF
                                                                  UNDERLYING                    UNEXERCISED
                                                                  UNEXERCISED                  IN-THE-MONEY
                                                                 OPTIONS/SARS                  OPTIONS/SARS
                                SHARES                       AT FISCAL YEAR-END(#)       AT FISCAL YEAR-END($)(1)
                              ACQUIRED ON      VALUE      ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------  -----------   -----------   -----------   -------------   -----------   -------------
Raymond L. Killian, Jr......      --            --           30,000(2)     548,978        956,250       4,494,297
Yossef A. Beinart...........      --            --               --         95,849             --         673,906
Robert K. Laible............      --            --               --         90,878             --         695,569
Dale A. Prouty..............      --            --               --        750,000             --       4,687,500
Joshua D. Rose..............      --            --               --        219,591             --       1,797,718

---------------
(1) At fiscal year end, the closing price of the Company's Common Stock was $19.25 per share, and the closing price of the common stock of Jefferies Group was $40.375 per share.

(2) Represents an option (or the exercise of an option) to acquire shares of common stock of Jefferies Group.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION AND THE PERFORMANCE GRAPH INCLUDED HEREIN SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

                      REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors, the members of which are Messrs. Wolfson, Dooley, Jacobs and King, has furnished the following report on executive compensation:

To:  The Board of Directors and Stockholders of Investment Technology Group,
Inc.

Introduction

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is responsible for developing and implementing compensation policies, plans and programs for the Company's executive officers to enhance the profitability of the Company, and thus stockholder value, by providing for competitive levels of compensation, rewarding performance that enhances profitability and encouraging long-term service to the Company. Each of the Compensation Committee's members is a person who is not a current or former employee of the Company, Jefferies Group or affiliates of Jefferies Group. Messrs. Dooley and Wolfson are also outside directors of Jefferies Group.

     The principal components of ongoing compensation of executive officers are salary, an annual bonus tied to performance and stock option awards providing incentives and rewards for long-term service and performance. The Compensation Committee's functions include reviewing salary levels for executive officers on an annual basis, establishing and determining the level of performance targets upon which payment of annual bonuses is conditioned and other terms of such annual bonuses, granting stock options and otherwise administering the Company's 1994 Stock Option and Long-Term Incentive Plan (the "1994 Plan"). The Compensation Committee acts on behalf of the Company in negotiating the terms of employment agreements (including modifications to existing employment agreements) with executive officers and advises and makes recommendations to the Board of Directors regarding the approval of such employment agreements and adoption of compensation and benefit plans (including amendments to existing plans) in which executive officers and directors may participate.

     The Compensation Committee intends that compensation paid to the Company's Chief Executive Officer and the other executive officers named in the Summary Compensation Table not be subject to the limitation on tax deductibility under
Section 162(m) of the Internal Revenue Code, as amended (the "Code"), so long as this can be achieved in a manner consistent with the Compensation Committee's other objectives. Code Section 162(m) generally eliminates a corporation's tax deduction in a given year for payments to certain named executive officers in excess of $1 million, unless such payments result from "qualified performance-based compensation." The Compensation Committee has been advised that compensation paid in 1996 should not be subject to the limitation on deductibility under Code Section 162(m). As discussed below, the Board of Directors has amended and restated the 1994 Plan in order that options and other awards thereunder granted in the future, as well as the recent grant of an option to Scott P. Mason, upon his assuming the positions of President and Chief Executive Officer, will not be subject to a limitation on deductibility under Code Section 162(m). See "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS." Likewise, the Board of Directors has adopted the Pay-for-Performance Incentive Plan in order that annual incentive payments (bonuses) to executives which might, together with salary, exceed $1 million in a given year will qualify as "performance-based compensation" that is fully deductible under Code Section 162(m). These plans are being submitted to a vote of stockholders at the Annual Meeting, in order to meet the stockholder approval requirement of regulations under Code Section 162(m). See "APPROVAL OF THE 1994 STOCK OPTION AND LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED," and "APPROVAL OF THE PAY-FOR-PERFORMANCE INCENTIVE PLAN."

Compensation of the Chief Executive Officer

     Mr. Killian, who served as Chief Executive Officer throughout 1996, received compensation for 1996 which was generally specified in his 1994 employment agreement, the terms of which are described in greater detail under the caption "EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS." The Compensation Committee has been advised that the base annual salary levels, the annual bonus levels and other terms of annual bonuses specified in the employment agreement were determined by the Company and Jefferies Group in 1994 through negotiations with and subject to the agreement of Mr. Killian, and in consultation with the underwriters of the Company's initial public offering. Mr. Killian's base salary and target annual bonus were set at a total of $750,000, an amount believed to be consistent with the general practice of comparable companies for chief executive officers. No attempt was made to peg this targeted cash compensation to a particular percentile of compensation paid by comparable companies. The Compensation Committee has been advised that, under the employment agreement, the division of Mr. Killian's targeted compensation between annual salary of $300,000 and a target annual bonus of $450,000 was intended to link annual cash compensation to performance to a degree generally similar to comparable companies reviewed in 1994, and to provide a strong link between pay and performance.

     Under the terms of Mr. Killian's employment agreement governing annual bonus, the targeted annual bonus of $450,000 (a target not adjusted by the Compensation Committee) was to be payable if an after-tax profit target specified by the Compensation Committee for the year was achieved. The amount of the bonus was to be decreased below $450,000, down to zero, by an amount equal to 20% of the shortfall of net after-tax profit below the targeted amount, and was to be increased above $450,000, subject to no upper limit, by an amount equal to 5% of the excess of net after-tax profit above the targeted amount. In early 1996, the Compensation Committee established the net after-tax profit target for 1996 at approximately 19.5% above the 1995 net after-tax profit, based substantially on the Compensation Committee's assessment of the Company's budgets for 1996. Due to the Company's outstanding performance in 1996, which substantially exceeded the net after-tax profit target, Mr. Killian's bonus for 1996 was $725,957. Mr. Killian's salary for 1996 was reduced by $4,816, to $295,184, as an adjustment reflecting the fact that the estimated bonus amounts paid for 1995 exceeded slightly the amount payable determined upon completion of the Company's audit for 1995.

     The Compensation Committee authorized the grant of no options to Mr. Killian in 1996. Although stock options represent an important component of overall compensation, Mr. Killian received substantial option grants prior to 1996, including under the terms of his employment agreement, which options continued to serve as the long-term compensation component of Mr. Killian's compensation for 1996.

     Mr. Killian is permitted to participate in the Jefferies Group CAP Plan. CAP permits executive officers and other key employees of the Company to defer receipt of (and thus defer taxation on) a substantial portion of their cash compensation. Under the CAP, part of such deferred amounts are deemed invested in common stock of Jefferies Group at a 15% discount from the average cost of shares repurchased by Jefferies Group for purposes of the CAP, and part of such deferred amounts are deemed invested in a hypothetical instrument that pays interest based on the rate represented by the earnings per share (if any) of Jefferies Group's common stock for a given year divided by the fair market value of a share of such common stock on the last day of the preceding fiscal year. Amounts deferred by Mr. Killian under the CAP in 1996 include both salary and bonus. The amount of earnings on deferred compensation credited to Mr. Killian under the CAP is disclosed in the Summary Compensation Table under the "Other Annual Compensation" and "All Other Compensation" columns. The Company reimburses Jefferies Group for the costs of participation by Company executives in the CAP and other employee benefit plans maintained by Jefferies Group.

Compensation of Other Executive Officers

     The Company's compensation program for other Named Executive Officers in 1996 was generally similar to that for Mr. Killian, described above. The Company entered into employment agreements with the other Named Executive Officers serving at the time of the 1994 initial public offering. The base salaries and target annual bonus amounts were generally determined at that time in accordance with the above-described review of comparable companies, such that the amounts were generally consistent with the range paid by such companies, but without pegging such amounts to a specific percentile. As in the case of Mr. Killian, the targeted annual bonuses were intended to provide more than half of each Named Executive Officer's total annual cash compensation at the target level of performance. This is intended to provide a strong link between pay and performance.

     The Company's strong performance in 1996 resulted in bonus payouts which were substantially above targeted levels. The annual bonuses payable to the Named Executive Officers other than Messrs. Killian and Prouty are payable out of a "bonus pool" under the ITG Incentive Compensation Plan. The amount of the bonus pool is determined based upon specified increases in client revenues (less certain costs), with the total amount of the bonus pool increasing as specified levels of revenues are achieved. Such executives are entitled to receive bonus payments equal to an allocation that is determined annually with respect to the bonus pool. For 1996, the annual bonus pool was funded at $8.4 million for such executives, based on the level of revenues earned in 1996. Mr. Prouty's annual bonus was based on the same after-tax profit performance as applied to Mr. Killian's bonus, as described above.

     The Committee authorized the grant of no options to the other Named Executive Officers in 1996. Previously granted options, some of which first become exercisable in 1997, continued to serve as a stock-based long-term compensation component of the total compensation of such executive officers through 1996.

     The other executive officers also participate in the CAP, the terms of which are described above.

     The foregoing report has been furnished by:

                                          Mark A. Wolfson, Chairman
                                          Richard G. Dooley
                                          William I. Jacobs
                                          Robert L. King

                               PERFORMANCE GRAPH

     Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the Russell 2000 Index and the mean of the Lipper Analytical Brokerage Composite and Nasdaq Computer and Data Processing Services Stock Composite Indices, for the period commencing May 4, 1994, when the Company completed its initial public offering and the Company's Common Stock began publicly trading, and ending December 31, 1996.

                          COMPARISON OF TOTAL RETURN*
     INVESTMENT TECHNOLOGY GROUP, INC. COMMON STOCK, RUSSELL 2000 INDEX AND
             MEAN OF THE LIPPER ANALYTICAL BROKERAGE COMPOSITE AND
                  NASDAQ COMPUTER AND DATA PROCESSING SERVICES
                            STOCK COMPOSITE INDICES

                                                                              MEAN OF LIPPER
                                                                                ANALYTICAL
                                                                             BROKERAGE|COMPOSITE
                                                                                AND NASDAQ
                                                                             COMPUTER|AND DATA
                                                                                PROCESSING
                                        'INVESTMENT                              SERVICES
        MEASUREMENT PERIOD           TECHNOLOGY GROUP,     RUSSELL 2000       STOCK|COMPOSITE
      (FISCAL YEAR COVERED)                INC.'               INDEX              INDICES
5/4/94                                   100.00              100.00              100.00
12/31/94                                  51.90               98.40              105.30
12/30/95                                  71.20              124.20              154.00
12/31/96                                 148.10              142.50              204.80

---------------
* Normalized so that the value of the Company's Common Stock and each index presented was $100 on May 4, 1994. The presentation also assumes the reinvestment of dividends.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     During 1996, the members of the Compensation Committee were Messrs. Dooley, Wolfson, Jacobs and King, none of whom is, or during the previous year was, an officer or employee of the Company, Jefferies Group or an affiliate of Jefferies Group. Mr. Dooley became a member of the Compensation Committee in March, 1996.

                    EMPLOYMENT CONTRACTS AND TERMINATION OF
                 EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company entered into an employment agreement with Scott P. Mason in 1997, in order to secure his services as President and Chief Executive Officer. The term of employment under the agreement extends through 2001, with annual renewals thereafter. The agreement provides for annual salary of $300,000 (subject to periodic review and raises), and an additional payment of $450,000 in each of 1997 and 1998. The agreement also provides for an annual incentive payment, the target amount of which is currently $450,000 in each of 1997 and 1998 and $900,000 per year thereafter, which is payable based upon achievement of growth in the Company's earnings before income taxes (as defined hereinafter). The annual incentive payment is subject to stockholder approval of the Company's Pay-for-Performance Incentive Plan; that plan, and certain other terms of the annual incentive under the agreement, are described below under the caption "APPROVAL OF THE PAY-FOR-PERFORMANCE INCENTIVE PLAN." The agreement also provided for the grant to Mr. Mason of a five-year option to purchase 1 million shares of the Company's Common Stock, exercisable at $22.175 per share (approximately $4.00 above the market price of Common Stock at the time the terms of the option were agreed to and at the time the option was granted). The option is subject to stockholder approval of the Company's 1994 Stock Option and Long-Term Incentive Plan, as amended and restated; that plan, and the vesting and certain other terms of the option, are described below under the caption "APPROVAL OF THE 1994 STOCK OPTION AND LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED." The agreement also provides for payment of severance benefits to Mr. Mason. Benefits payable if employment is terminated by the Company without cause or by Mr. Mason for good reason (as defined in his employment agreement) include
(i) a lump sum payment equal to the amount of the fixed payment and target annual incentive for the year of termination (to the extent not previously paid), prorated for the period of service in that year, (ii) a lump sum payment of two times the sum of salary plus fixed payment plus target annual incentive and (iii) participation in welfare benefit and pension or retirement plans for two years following termination. Benefits payable if, in connection with a change in control or during the two years following such event, employment is terminated by the Company without cause or by Mr. Mason for good reason (as defined in his employment agreement) are the same as in the preceding sentence except the multiplier referred to in clause (ii) will be three times rather than two and the post-termination period referred to in clause (iii) will be three years rather than two. In the event of death or disability, a benefit would be payable as a lump sum equal to the amount of the fixed payment and target annual incentive for the year of termination (to the extent not previously paid), prorated for the period of service in that year plus, in the case of disability, periodic payments equal to 60% of base salary through age 65. The agreement provides for payment of a tax "gross-up" payment to Mr. Mason to offset any effects of golden parachute and certain other taxes on payments following a change in control. The agreement also restricts Mr. Mason from competing with the Company for a period of six months or 18 months following termination of employment, the period depending on the nature of the termination.

     In 1994, the Company entered into an employment agreement with Mr. Killian for a term ending April 30, 1997. The Company is required to pay Mr. Killian an annual salary of $300,000, subject to increase in the discretion of the Board of Directors, and to pay him an annual bonus with a target of $450,000, based upon the Company's net after-tax profits. Prior to the beginning of each year, the Compensation Committee will determine a target net after-tax profit that is reasonable and appropriate, based upon an analysis of peer companies, and that is commensurate with a target level of profits set by the Company. Mr. Killian's annual bonus is increased or decreased by specified amounts if the Company's net after-tax profits exceed or are less than the target net after-tax profits. Mr. Killian's agreement may be terminated, with or without cause, or if

Mr. Killian becomes permanently disabled. Mr. Killian may terminate his agreement for good reason, consisting of a material reduction in title, duties or responsibilities. Upon termination for cause or by reason of death, disability or resignation other than for good reason, Mr. Killian will not be entitled to any compensation or, except as required under applicable laws, benefits. Upon termination without cause or upon resignation for good reason, the Company is required to pay base salary in effect at the time of termination or resignation until April 30, 1997, to pay the bonus in the year termination occurs and to provide benefits required by applicable laws. Mr. Killian's agreement further provides that, upon termination of employment, Mr. Killian will not compete with the Company for a period of six months following such termination provided that the Company continues to pay base salary during such period. The non-competition period may be extended until any date on or prior to December 31, 1997, if the Company agrees to continue to pay during that period base salary and, in the case of termination without cause or resignation for good reason, the bonus in effect at the time of termination.

     In 1994, the Company entered into an employment agreement with Mr. Prouty, for a term ending April 30, 1997. Under Mr. Prouty's employment agreement (the terms of which are substantially similar to the terms of Mr. Killian's employment agreement), Mr. Prouty is employed as Executive Vice President of the Company and the Company is required to pay him an annual salary of $300,000, subject to increase in the discretion of the Board of Directors. Mr. Prouty's agreement may be terminated with or without cause or if Mr. Prouty becomes permanently disabled. Mr. Prouty may terminate his agreement for good reason (as defined in the employment agreement and amendments thereto). Mr. Prouty's employment agreement provides that, upon termination of employment, Mr. Prouty will not compete with the Company for a period of six months following such termination provided the Company continues to pay his base salary during such period. In 1996, the Company and Mr. Prouty amended Mr. Prouty's employment agreement (the "Amendment"). Under the Amendment, Mr. Prouty relocated his principal place of employment to the Company's Culver City, California, office, and Mr. Prouty agreed to spend one week per month, as needed by the Company, at the Company's New York office. The Amendment further provides that (i) Mr. Prouty will be entitled to receive, for the period commencing July 1, 1996, and ending April 30, 1997, a discretionary bonus based on performance, as determined by the Chief Executive Officer, such discretionary bonus being subject to proration, rather than a bonus based on the Company's achievement of certain performance goals; (ii) a reduction in Mr. Prouty's duties or responsibilities in connection with his relocation will not constitute good reason to terminate his employment; (iii) in the event of a termination by the Company without cause (or by Mr. Prouty's for good reason), Mr. Prouty will receive his salary in effect at his termination through March 31, 1997, and, for such termination occurring in 1997, a bonus through April 30, 1997; and (iv) if the Company elects to extend a post-termination non-competition period for Mr. Prouty, it will pay his bonus then in effect for such period of time.

     In 1994, the Company entered into employment agreements with Messrs. Rose, Beinart and Laible for terms ending April 30, 1997. Under the terms of these agreements, each individual is employed as a Senior Vice President of ITG (though each was, during 1997, promoted to Executive Vice President). The Company is required to pay Mr. Rose an annual salary of $200,000, and Messrs. Beinart and Laible annual salaries of $150,000 each, subject to increase in the discretion of the Board of Directors, and annual bonuses based upon the Company's net revenue. Prior to the beginning of each year, the Compensation Committee will determine a bonus pool percentage share that is reasonable and appropriate based upon an assessment of each individual's contribution to the Company, experience and period of employment. The termination and non-competition provisions in such agreements are generally the same as the agreement with Mr. Killian, as described above. In addition to the employment agreements, the Company has separate agreements with Messrs. Laible and Rose providing for participation by such executive officers under the ITG Incentive Compensation Plan. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION -- Compensation of Other Executive Officers."

                                  PENSION PLAN

     All employees of the Company employed prior to April 1, 1997, who are citizens or residents of the United States, who are 21 years of age and who have completed one year of service with the Company are covered by the Jefferies Group Employees' Pension Plan (the "Pension Plan"), a defined benefit plan, which was originally adopted in 1964 and amended in 1967. The Pension Plan is funded through contributions by the Company and earnings on existing assets in conformance with annual actuarial evaluations. The Pension Plan provides for annual benefits following normal retirement at age 65 equal to 1% of the employee's covered remuneration from January 1, 1987 until termination of employment plus 20% of the first $4,800 and 50% of amounts exceeding $4,800 of annual average covered remuneration for 1985 and 1986, reduced proportionately for service of less than fifteen years (as of December 31, 1986). Benefits payable under the Pension Plan are not subject to deduction for Social Security benefits or other offsets.

     Covered remuneration for purposes of the Pension Plan includes the employee's total annual compensation (salaries, commissions, and bonuses) not to exceed $100,000 for 1985 and 1986, and $200,000 for 1987. From 1988 through
1993, this latter dollar limitation was adjusted automatically for each plan year to the amount prescribed by the Secretary of the Treasury, or his delegate, for such plan year. From 1994 until 1996, the maximum covered remuneration was $150,000. The maximum covered remuneration for 1997 is $160,000. An employee who retires upon normal retirement at age 65 with at least four years of service will receive a full vested benefit. An employee who retires at or after age 55 with at least four years of service will receive the normal retirement benefit reduced by 1/2% for each month benefit payments commence before age 65. Employees who terminate employment with the Company for reasons other than death or retirement will be entitled to the vested portion of their benefits at their normal or early retirement age. Benefits vest at the rate of 0% for the first year of service, 33% for each of the next two years of service, and 34% for the fourth year of service. The retirement benefits payable at age 65 for those employees with service prior to January 1, 1987 are composed of two items: (1) a benefit for service up to December 1, 1986, in accordance with the original Pension Plan formula recognizing pay as the average of 1985 and 1986 remuneration up to $100,000, and (2) a benefit for service commencing on January 1, 1987 equal to 1% of covered remuneration through the date of termination. Total years of credited service apply to both the original and amended Pension Plans for purposes of determining vesting and eligibility.

     As of December 31, 1996, the estimated annual benefits payable upon retirement at normal retirement age for each of the Named Executive Officers of the Company were: Mr. Killian: $38,047, Mr. Beinart, $50,067, Mr. Laible:
$64,008, Mr. Prouty, $46,071, and Mr. Rose: $63,847.

                          CERTAIN RELATED TRANSACTIONS

Tax Sharing Agreement

     The Company is a member of the Jefferies affiliated group (the "Group") which expects to continue to file a consolidated federal income tax return. A tax sharing agreement between Jefferies Group and the Company (the "Tax Sharing Agreement") provides the method by which the federal, state and local income or franchise tax liabilities of the Group will be allocated and the manner in which allocated liabilities will be paid.

     Under the Tax Sharing Agreement, in any year in which a consolidated federal income tax return is filed or is expected to be filed by the Group, the Company is required to pay to Jefferies Group its "separate tax liability" and Jefferies Group is required to pay to the Company the "additional amount." The Company's "separate tax liability" is an amount equal to (x) that portion of the consolidated federal income tax liability of the Group that the taxable income of the Company bears to the aggregate taxable income of all members of the Group plus (y) the excess, if any, of the Company's tax liability (assuming the filing of a separate return by the Company) over the amount determined pursuant to clause (x) above. The "additional amount" is the amount by which the consolidated tax liability of the Group has been decreased by reason of the inclusion of the Company in the Group. Payments of the "separate tax liability" or "additional amount," as applicable, are required to be made on or before each date on which Jefferies Group makes quarterly estimated tax payments and are subject to adjustment to account for changes in the estimated amounts of such payments. After the end of each taxable year, payments are subject to return if the aggregate payments made exceed amounts actually required to be paid. Amounts paid under the Tax Sharing Agreement are subject to redetermination in subsequent years to take into account any consolidated investment credits, unused foreign tax credits, excess charitable contributions, net capital losses or net operating losses which are carried back to a prior year and any portion of such consolidated credits or losses which are attributable to a member of the Group. Amounts paid under the Tax Sharing Agreement are also subject to redetermination in subsequent years to take into account any adjustments made to the income, gains, losses, deductions or credits of the Group for a year during which the Company is a member of the Group. The Tax Sharing Agreement provides for similar treatment of state income and franchise tax liabilities during years in which the Group files a single return for California franchise and income tax purposes or joins in a consolidated return in any other state in which a member of the Group may be required to file a return. In 1996, the Company paid approximately $18.8 million to Jefferies Group under the Tax Sharing Agreement.

Service Agreements

     Pursuant to a service agreement between Jefferies and the Company (the "Jefferies Service Agreement"), Jefferies provides various services to the Company, consisting of (i) accounting services, payroll accounting and preparation of regulatory accounting reports, (ii) compliance services, including performance of regulatory oversight functions, quarterly compliance audits, preparation of periodic regulatory reports, serving as liaison for the Company in compliance matters, performance of reviews and analysis of employee and customer trading and providing compliance related training and education,
(iii) personnel services, including services customarily performed by an internal personnel department, maintaining employee files, administering employee benefit plans and establishing multi-employer benefit plans, (iv) operations services, including operations support consistent with the terms of the Clearing Agreement (as defined hereinafter) between the Company and Jefferies and advisory services for back office activities, (v) legal services, including consultation with Jefferies' compliance department, (vi) data processing services, including POSIT(R) execution processing and related trade reporting services and (vii) certain administrative services, including invoicing and billing, maintenance of Lotus Notes and programming and software development. The Company has agreed to amend the Jefferies Service Agreement to increase certain retainers and other charges paid to Jefferies, including a $330,000 annual retainer for accounting services, an $85,000 annual retainer for certain compliance services, a $2,340 annual per employee charge for personnel services (other than direct benefit costs which are charged to the Company at cost), a per trade clearing charge for operations services consistent with the terms of the Clearing Agreement, and a $25,000 annual retainer for legal services, with a

$250 per hour charge for additional legal services. Additionally, the Jefferies Service Agreement requires the Company to pay Jefferies a $3,000 annual fee for invoicing and billing services, a $79,000 annual fee for maintaining Lotus Notes on behalf of the Company and, when requested by the Company, a fee for programming and software development at a rate of $10,000 monthly per employee used for this service. Under the Jefferies Service Agreement, the Company has indemnified Jefferies and its affiliates for certain liabilities. The Jefferies Service Agreement is for a term of five years and may be terminated by either party on 180 days' written notice or immediately upon the failure of the other party to perform its duties and responsibilities under the agreement. In addition, the parties may elect to terminate the provisions of the agreement applicable to one or more services.

     Pursuant to a service agreement between W & D Securities, Inc. ("W & D"), an affiliate of Jefferies Group and the Company (the "W & D Service Agreement"), W & D is responsible for trade execution and trade entry on the books and records of Jefferies for all trades executed by W & D on the New York Stock Exchange, on regional exchanges and in the OTC market and is also responsible for the clearance and settlement of trades executed on the New York Stock Exchange. The Company pays varying per share fees depending on the number of shares for which W & D provides trade execution services during a calendar month. The W & D Service Agreement is for a term of five years and may be terminated by either party on 180 days' written notice or immediately upon the failure of the other party to perform its duties and responsibilities under the agreement.

     The aggregate amounts paid in 1996 by the Company under the Jefferies Service Agreement and W & D Service Agreement were $690,000 and $6.5 million, respectively.

Clearing Agreement

     Pursuant to a Fully Disclosed Clearing Agreement (the "Clearing Agreement"), Jefferies, as clearing broker, provides certain execution and clearing services for customer and proprietary accounts of the Company (the "Introduced Accounts"). These services include, among others, (i) execution of orders, (ii) mailing of confirmations, notices and monthly statements, (iii) providing reports to the Company, (iv) settling certain contracts and transactions, (v) engaging in all cashiering functions and (vi) record keeping. Jefferies is required to remit fees to the Company on a monthly basis after deduction of amounts due. Introduced Accounts may only be charged such fees or other charges as the Company may direct. The Clearing Agreement establishes procedures applicable to Introduced Accounts and the processing of transactions for such accounts and establishes the various responsibilities of the parties. With certain exceptions, the Company is responsible for all Introduced Accounts and transactions in such accounts. Jefferies reserves the right to reject any proposed account and to terminate any Introduced Account. The Clearing Agreement also requires the Company to indemnify Jefferies against certain liabilities arising from, among other things, failed settlements, failure of Introduced Accounts to satisfy any applicable margin requirements, failure of the Company to perform its duties and obligations and claims between the Company and its customers. The Clearing Agreement is for a term of five years and is subject to termination at any time by either party on 180 days' written notice or upon a default by the other party. In 1996, the Company paid $7.3 million to Jefferies for services performed under the Clearing Agreement.

Development Rights Agreement

     Jefferies Group and the Company intend to cooperate in the future in connection with the development and marketing of technology-based products and may enter into joint ventures for such purpose. Jefferies Group and the Company also anticipate that such companies may enter into non-exclusive cross licenses with respect to technology developed by either company which may be used in the other's operations. Any such joint venture or cross license will be on terms substantially no less favorable to the Company than the Company believes would be available from unaffiliated parties.

     In furtherance of these intentions, Jefferies Group and the Company have entered into a development rights agreement (the "Development Rights Agreement"), pursuant to which Jefferies Group and the Company agree to provide each other with the opportunity to form and participate in limited purpose joint ventures to develop, market, license or otherwise exploit new software opportunities with third parties. These new software opportunities include, but are not limited to, computerized mechanisms or software which provide for trade analysis, order entry, execution services or the matching of portfolios of equity, debt or other securities. The Development Rights Agreement provides each party with a right of first option to participate with the other party in a joint venture to develop the new software for or with a third party. The Development Rights Agreement is for a term of five years and is subject to termination by either party on 180 days' written notice.

Intercompany Borrowing Agreement

     Pursuant to an intercompany borrowing agreement (the "Intercompany Borrowing Agreement"), Jefferies Group may lend funds to the Company in the amount of up to $15.0 million. Amounts outstanding under the facility are prepayable at any time without penalty. Interest will be payable on the outstanding balance at a floating rate equal to 1.75% above the average one month London Interbank Offered Rate. Jefferies Group is not committed to advance funds, and the Company is not obligated to borrow funds, under the facility. The Company may borrow from third parties. The Company covenants that while any amounts are outstanding under the facility, it will neither commence a new line of business nor invest in a new business without the prior written consent of Jefferies Group. Any outstanding principal balance under the facility plus accrued interest is payable in full on or before March 31, 1999, unless renewed at the mutual agreement of Jefferies Group and the Company. The facility is for a term of five years and may be terminated by Jefferies Group in the event of an uncured default by the Company. In 1996, the Company did not borrow any amounts under the Intercompany Borrowing Agreement.

Revenue Sharing Agreement

     Pursuant to a revenue sharing agreement between the Company and Jefferies (the "Revenue Sharing Agreement"), the parties have agreed that each will pay the other a portion of the transaction fees generated on each transaction by customers introduced to such party by the other party. The amount of such payments will equal 40% of transaction fees generated in the first year in which a customer commences doing business with a party, 25% of transaction fees in the second year and 15% of transaction fees in the third through fifth years after the customer commences doing business with a party. In 1996, the Company paid $502,000 to Jefferies pursuant to the Revenue Sharing Agreement.

Other

     During 1996, the Company paid approximately $248,000 to Jefferies International Limited (an affiliate of Jefferies Group) for certain brokerage and administrative services provided by Jefferies International Limited in connection with the Company's international activities. Of such amount, the entire amount paid was reimbursed to the Company by its affiliate ITG Global Trading, Inc.

     Jefferies has extended credit to certain of the Company's directors, officers, employees and stockholders in connection with their purchase of securities on margin. Receivables from the Company's executive officers and directors were $849,896.2 at December 31, 1996. Such extensions of credit were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

                     APPROVAL OF THE 1994 STOCK OPTION AND
               LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED

Introduction

     On January 29, 1997, the Board of Directors of the Company amended the Company's 1994 Stock Option and Long-Term Incentive Plan (the "1994 Plan"), subject to approval of the Company's stockholders at the Annual Meeting. The amendment was adopted in order to permit the grant of an option to Mr. Mason in connection with his employment as President and Chief Executive Officer, to respond to changes in laws and regulations that have become effective since the original adoption of the 1994 Plan, to authorize the settlement of certain awards by delivery of shares rather than solely in cash, to clarify the 1994 Plan, and to extend the expiration date of the 1994 Plan by three years, from 2004 until 2007.

     The Board of Directors believes that stock options granted under the 1994 Plan have provided an important means by which the Company has attracted, retained, and rewarded officers, other key employees, and directors, and that options and other stock-based incentive awards under the 1994 Plan will serve this vital function in the future. In addition, in the Board's view, the 1994 Plan enables the Compensation Committee to structure such awards as a cost-effective component of executive compensation which provides officers and key employees with a proprietary interest in the growth and performance of the Company and serves as an incentive to long-term and outstanding service to the Company.

     As discussed above under the caption "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION," Code Section 162(m) and the regulations thereunder generally limit the Company's tax deductions for compensation to the Named Executive Officers to the extent the individual's compensation exceeds $1 million. Stockholder approval of the 1994 Plan, as amended and restated, is being sought in order that certain awards granted under the 1994 Plan will qualify as "performance-based compensation" that is tax deductible by the Company without limitation under Code Section 162(m)'s $1 million deductibility cap. In addition, stockholder approval of the three-year extension of the 1994 Plan is being sought to comply with requirements of the Nasdaq National Market, to qualify certain stock options that may be granted during the extension as incentive stock options ("ISOs") under Code Section 422, and to meet certain other legal requirements. Other changes included in the amendments conform the 1994 Plan to the modified version of Rule 16b-3 under the Securities Exchange Act of 1934 ("Rule 16b-3") adopted by the Securities and Exchange Commission during 1996.

     In this regard, in securing Mr. Mason's services as President and Chief Executive Officer, the Compensation Committee concluded that it would be desirable and advisable to provide a component of compensation in the form of a stock option grant under the 1994 Plan. Accordingly, Mr. Mason has been granted an option to purchase 1 million shares of Company Common Stock at an exercise price of $22.175 per share, under the terms of his employment agreement. This exercise price was approximately $4.00 above the market price of Common Stock at the time the terms of the option were agreed to and at the time the option was granted. The terms of the option are discussed below under the caption "Mr. Mason's Stock Option." This option grant is subject to the approval of the amendment to the 1994 Plan, which would conform the Plan to the requirements of Code Section 162(m) and thus ensure that any compensation resulting from the option would be fully deductible by the Company.

     For purposes of Code Section 162(m), stockholder approval of the 1994 Plan, as amended and restated, relates particularly to eligibility, per-person award limitations, the performance objectives inherent in stock options and stock appreciation rights ("SARs"), and the business criteria incorporated in performance objectives under certain designated performance awards. See "Plan Term and Eligibility," "Shares Subject to the 1994 Plan and Per-Person Limitations," "Options and SARs," and "Performance Awards" below. In the event that stockholders fail to approve the amendment, which includes these material terms of the performance goals relating to 1994 Plan awards to be granted after the Annual Meeting, such awards would not be granted to the extent necessary to meet the stockholder approval requirements of Treasury Regulation 1.162-27(e)(4). In addition, in the event stockholders fail to approve the amendment, the option granted to Mr. Mason would be cancelled.

Summary of Terms of 1994 Plan

     The following summary describes the material terms of the 1994, Plan as amended and restated (noting parenthetically the specific changes made by the amendments). This summary is qualified in its entirety by reference to the full text of the 1994 Plan, attached hereto as Exhibit A.

     Administration. The 1994 Plan generally is administered by the Compensation Committee. The Board may, however, itself perform the functions of the Compensation Committee or may appoint a different committee to administer the 1994 Plan. If any member of the Compensation Committee or other committee administering the 1994 Plan does not qualify as a "Non-Employee Director" under Rule 16b-3 or an "outside director" under Code Section 162(m), the Compensation Committee may function through a subcommittee composed solely of two or more qualifying members, or the non-qualifying member of the Compensation Committee may abstain or recuse himself from actions that would be affected by his or her non-qualifying status. (The provisions described in this paragraph, other than the first sentence, were added by the amendment.)

     Subject to the terms and conditions of the 1994 Plan, the Compensation Committee has discretionary authority to determine the employees to whom, and the times at which, awards may be granted, the number of shares to be subject to each award and the terms, conditions, and limitations of each award. This includes authority to determine the times at which options or SARs will be exercisable, the times awards will vest and become nonforfeitable, the performance conditions, if any, that will attach to any award, and whether settlement of any award will be subject to mandatory or optional deferral. The Compensation Committee is also authorized to specify any other condition of an award that is not inconsistent with 1994 Plan terms, prescribe forms of award agreements, specify rules and regulations relating to the 1994 Plan, and make all other interpretations and determinations and take all other actions which may be necessary or advisable for the administration of the 1994 Plan. The Compensation Committee's determinations and interpretations under the 1994 Plan are binding on all interested parties.

     Plan Term and Eligibility. The 1994 Plan authorizes the granting of awards until March 31, 2007 (extended by the amendment from March 31, 2004) to selected officers and other key employees of the Company and its subsidiaries and affiliates and directors of the Company (the requirement that the directors not be members of the Compensation Committee has been deleted by the amendment because such requirement was eliminated from Rule 16b-3; the amendment also clarifies that any type of award may be granted to a director). Approximately 110 persons would be eligible for awards under the 1994 Plan; awards which are currently outstanding have been granted to a total of 90 participants under the 1994 Plan.

     Shares Subject to the 1994 Plan and Per-Person Limitations. Under the 1994 Plan, the maximum number of shares of Common Stock with respect to which awards may be granted in any calendar year is 20% of the issued and outstanding shares as of the first day of the calendar year, except that this maximum number is reduced by the number of shares reserved for issuance with respect to, or underlying, any award that is outstanding under the 1994 Plan as of such date. Based on the number of shares reserved for issuance under awards at March 31, 1997 (including the option granted to Mr. Mason), the maximum number of shares currently available for grants under the 1994 Plan would be approximately 265,000 shares. As a further limitation, the total number of shares which may be subject to grants of ISOs under the 1994 Plan is 500,000, subject to adjustment, as described below. On March 31, 1997, the last reported price of Common Stock on the Nasdaq National Market was $19.00 per share.

     In addition, the 1994 Plan imposes annual "per-person" limitations on the amount of awards, to comply with Code Section 162(m). Under these limitations (added by the amendment), no single employee may be granted during any fiscal year options and SARs to purchase more than 1 million shares or performance awards designated as qualifying awards under Code Section 162(m) relating to more than 100,000 shares, subject in each case to adjustment, as described below. With respect to performance awards so designated but not valued by reference to shares at the date of grant, the maximum amount payable to a participant in settlement of such an award in any fiscal year shall be the fair market value of 1 million shares at the date of grant or at the date of settlement of the award, whichever is greater; the number of a participant's performance awards not relating to shares that may be granted or settled in a given year is not affected by separate grants to the participant of performance awards relating to shares in that year, and vice versa.

     In the event of a merger, consolidation, reorganization, recapitalization, stock split, stock dividend, and certain other extraordinary dividends or changes in corporate structure or capitalization affecting the Common Stock, the Compensation Committee is authorized to appropriately adjust the number and kind of shares subject to outstanding options, rights, and other awards and the exercise price and other terms and conditions of such awards, make appropriate provision for supplemental payments of cash, other awards, or other property, and appropriately adjust the maximum number and kind of shares which may be granted under the

1994 Plan generally, may be granted in respect of ISOs (as clarified by the amendment), and are specified as the annual per-person limitations (as added by the amendment). Similar adjustments may be made for certain non-extraordinary cash dividends, but such adjustments may not include a reduction in exercise price.

     Options and SARs. The Compensation Committee is authorized to grant options to purchase shares at a fixed price, including both ISOs which can result in potentially favorable tax treatment to the participant and non-qualified stock options (i.e., options not qualifying as ISOs), and SARs entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the base price of the SAR. The exercise price per share subject to an option and the grant price of an SAR is determined by the Compensation Committee; the exercise price of an ISO must be at least equal to 100% of the fair market value of a share at the date of grant (or higher in certain cases specified by the Code), but this limitation does not apply to a non-qualified stock option. The maximum term of each option or SAR, the times at which each option or SAR will be exercisable, and provisions requiring forfeiture of unexercised options at or following termination of employment generally are fixed by the Compensation Committee, except the options may not be exercisable more than ten years after the date of grant. Options may be exercised by payment of the exercise price in cash or shares, as the Compensation Committee may determine from time to time.

     Other Awards. The Compensation Committee is authorized to grant other stock-based awards the value of which is based in whole or in part on the value of shares and the terms of which are not otherwise specified in the 1994 Plan. For example, other stock-based awards may include awards of shares as a bonus free of restrictions, as restricted stock, or in lieu of Company obligations to pay cash under other plans or compensatory arrangements, subject to such terms as the Compensation Committee may specify. Similarly, the Compensation Committee could grant deferred stock as an other stock-based award, which would confer upon a participant the right to receive a specified number of shares at the end of a specified deferral period; such an award may or may not be subject to possible forfeiture in the event of certain terminations of employment prior to the end of a specified period. (The amendment permits other stock-based awards to be settled by or involve the issuance of shares as well as cash.) The Compensation Committee is also authorized to grant dividend equivalents conferring on participants the right to receive cash, shares, other awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments. Dividend equivalents may be awarded on a free-standing basis or in connection with another award, and may be paid currently or on a deferred basis.

     Performance Awards. The Compensation Committee is authorized to grant performance awards which confer upon participants a right to receive either (i) shares or the cash value thereof, or a combination of both, or (ii) a fixed dollar amount payable in cash or shares, or a combination of both, at the end of a specified period, based on the achievement of preset performance goals. (The amendment permits performance awards to be settled by issuance of shares as well as cash, and adds the terms relating to Code Section 162(m) described in the remainder of this paragraph.) Performance awards and other awards granted to persons the Compensation Committee expects will be named executives, will, if so designated by the Compensation Committee, be subject to provisions that should qualify such awards as "performance-based compensation" not subject to the limitation on tax deductibility by the Company under Code Section 162(m). The performance goals to be achieved as a condition of payment or settlement of such a designated performance award will consist of (i) one or more business criteria, and (ii) a targeted level or levels of performance with respect to each such business criteria. Such business criteria must be among those specified in the 1994 Plan, although for non-designated performance awards the Compensation Committee may specify other business criteria. The business criteria specified in the 1994 Plan are (1) appreciation in the fair market value or book value of shares; (2) earnings per share; (3) revenues; (4) cash flow or cash flow return on investment; (5) return on assets, return on investment, return on capital, or return on equity; (6) economic value added;
(7) operating margin; (8) net income or profits, net operating income, earnings, or operating earnings, in each case, before or after taxes, and as applied to the Company as a whole or a specified business unit or function; (9) total stockholder return; and (10) any of the above goals as compared to the performance of a published or special index specified by the Compensation Committee, such as the Standard & Poor's 500 Stock Index or other indices, or to one or more comparable companies. The performance period over which such performance will be measured will be specified by the Compensation Committee. In granting performance awards, the

Compensation Committee may establish an unfunded incentive award "pool," the amount of which will be based upon the achievement of a performance goal or goals based on one or more of the business criteria described above. The Compensation Committee may, in its discretion, determine that the amount payable in settlement of a designated performance award will be reduced, but may not exercise discretion to increase any such amount.

     Certain Other Terms of Awards. Awards are granted for no consideration other than services, except as may be otherwise required by law. The Compensation Committee may, however, grant awards alone or in addition to, in tandem with or in substitution for any other award under the 1994 Plan or other Company plans or other rights to payment from the Company. Each award will be evidenced by an award agreement setting forth the specific terms and conditions applicable to that award. The Compensation Committee may condition any payment relating to an award on the withholding of taxes and may provide that a portion of any shares to be distributed will be withheld (or previously acquired shares surrendered by the participant) to satisfy tax withholding obligations. The Compensation Committee may also provide additional cash payments to a participant to offset taxes relating to awards. Awards granted under the 1994 Plan generally may not be pledged or otherwise encumbered and/or transferred except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant's death, except that the Compensation Committee may permit transfers of awards for estate planning or other purposes deemed not inconsistent with the purposes of the 1994 Plan (this exception was added by the amendment in response to a change in Rule 16b-3).

     Future Awards. Awards that may be granted under the 1994 Plan after the Annual Meeting cannot presently be determined. Nothing contained in the 1994 Plan prevents the Company from adopting or continuing in effect other or additional compensation arrangements.

Mr. Mason's Stock Option

     As discussed above, Mr. Mason has been granted an option, subject to stockholder approval of the 1994 Plan, as amended and restated. The option has an exercise price of $22.175 (representing an above-market exercise price at the date of grant, as discussed above), and expires at the earlier of January 5, 2002, 24 months after termination of employment due to death or disability, or 60 days after termination of employment by the Company for cause or voluntarily by Mr. Mason without good reason, except that following a change in control (as defined in Mr. Mason's employment agreement) while Mr. Mason remains employed by the Company the option will expire only on January 5, 2002. The option will become exercisable as to 200,000 shares on May 4, 1997, and for an additional 200,000 shares on December 10, 1997 and each anniversary thereof, until it is fully exercisable, subject to accelerated vesting in the event of a change in control or if the moving average closing price of Common Stock over a 10-day period exceeds $50 per share. In the event of termination of Mr. Mason's employment for cause or voluntarily without good reason, the unexercisable portion of the option will be forfeited.

     The following table lists the 1994 Plan awards that are subject to stockholder approval of the 1994 Plan, as amended and restated:

                               NEW PLAN BENEFITS

                 1994 STOCK OPTION AND LONG-TERM INCENTIVE PLAN
                            AS AMENDED AND RESTATED

                                                                NUMBER OF OPTIONS GRANTED
                                                                 SUBJECT TO STOCKHOLDER
                                                                   APPROVAL OF AMENDED
                          NAME AND POSITION                         AND RESTATED PLAN
        ------------------------------------------------------  -------------------------
        Scott P. Mason, President and Chief Executive
          Officer.............................................          1,000,000
        Executive Officers as a group.........................          1,000,000
        Non-Executive Directors as a group....................                -0-
        Non-Executive employees as a group....................                -0-

     Amendments. The Board may amend the 1994 Plan in any respect, except that amendments are subject to subsequent stockholder approval if such stockholder approval is required by any federal or state law or regulation or the rules of the Nasdaq National Market or such other stock exchange or automated quotation system on which shares may then be listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the 1994 Plan or broaden eligibility.

Certain Federal Income Tax Consequences

     The following is a brief summary of the federal income tax consequences relating to certain 1994 Plan awards. The grant of an option or SAR generally will create no tax consequences for the participant or the Company. A participant will have no taxable income upon exercise of an ISO, except that the alternative minimum tax may apply. Upon exercise of an option other than an ISO, a participant generally must recognize ordinary income equal to the fair market value of the shares acquired minus the exercise price. Upon a disposition of shares acquired by exercise of an ISO before the end of the applicable ISO holding periods, the participant generally must recognize ordinary income equal to the lesser of (i) the fair market value of the shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant's disposition of shares acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) generally will result in only capital gain or loss to the participant. Other awards under the 1994 Plan generally will result in ordinary income to the participant at the later of the time of delivery of cash or shares or the time that either the risk of forfeiture (including forfeiture in the event performance goals are not achieved) or restriction on transferability lapses. Except as discussed below, the Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option, SAR, or other award, but no tax deduction relating to amounts that represent a capital gain to a participant. Thus, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the ISO holding periods.

     As discussed above, Code Section 162(m) disallows certain tax deductions by the Company. The Company intends that options and SARs granted with an exercise or base price at least equal to fair market value of the underlying shares on the date of grant, and designated performance awards granted under the 1994 Plan, will qualify as "performance-based compensation" not subject to Code
Section 162(m)'s $1 million deductibility cap. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the 1994 Plan will be fully deductible under all circumstances. In addition, other awards under the 1994 Plan, such as other stock-based awards and performance awards not designated as qualifying Code Section 162(m) awards, generally will not so qualify, so that compensation paid to a named executive in connection with such awards could be subject to Code Section 162(m)'s $1 million deductibility cap. See "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION." Finally, under current regulations performance awards granted under the 1994 Plan after the Company's Annual Meeting of Stockholders in the year 2002 will require further stockholder approval in order to qualify as such "performance-based compensation."

     The foregoing general discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the 1994 Plan. Different tax rules may apply to specific participants and transactions under the 1994 Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE INVESTMENT TECHNOLOGY GROUP, INC. 1994 STOCK OPTION AND LONG-TERM INCENTIVE PLAN, AS AMENDED AND RESTATED.

               APPROVAL OF THE PAY-FOR-PERFORMANCE INCENTIVE PLAN

     The Compensation Committee has established and the Board of Directors of the Company has adopted the Investment Technology Group, Inc. Pay-for-Performance Incentive Plan (the "Plan" as used in this APPROVAL OF THE PAY-FOR-PERFORMANCE INCENTIVE PLAN section), subject to approval by the stockholders of the Company. The purpose of the Plan is to assist the Company in attracting, retaining, and rewarding Company executive officers through payment of competitive levels of compensation, and motivating such employees to expend greater efforts in promoting the growth and annual profitability of the Company and its subsidiaries and other business units.

     The Company seeks to compensate its executive officers in large part through annual cash incentives the payment of which is directly related to performance. As discussed above in the "REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION," Code Section 162(m) generally disallows the Company's tax deduction for compensation to the ("named executive Officers") in excess of $1 million in any year. Under Code Section 162(m), however, compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible.

     The Company believes that the design and implementation of the Plan will permit compensation resulting from annual incentive awards made under the Plan to qualify as "performance-based compensation" and therefore remain fully deductible under Code Section 162(m), even though payments under the Plan may represent compensation to a named executive in excess of $1 million. The Company is seeking stockholder approval of the Plan in order to meet one of the requirements of Code Section 162(m). For purposes of Code Section 162(m), stockholder approval of the Plan relates particularly to the eligibility, per-person award limitations, and the business criteria incorporated in annual incentive awards, as discussed below. In the event that stockholders fail to approve the Plan (including these material terms), the Plan will be terminated and awards granted to date under the Plan (discussed below) will be cancelled.

     The following is a brief description of the material terms of the Plan. Such description is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached hereto as Exhibit B.

     Under the Plan, the Compensation Committee is authorized to select for participation those key employees who have Company-wide responsibilities, who are in charge of a business unit, or whose performance can be expected to have a substantial effect on the results of a business unit. For purposes of the Plan, a "business unit" is defined to mean the Company as a whole or any department, division, subsidiary, or other business unit or function of the Company for which operational financial results are available. Approximately nine persons, comprising the executive officers of the Company, currently are eligible to be selected to participate in the Plan. For 1997, awards have been granted to two executive officers, as discussed below. The Plan does not preclude the Compensation Committee from granting annual incentive awards or other compensation apart from the Plan; in this regard, the Compensation Committee expects to make annual incentive awards and pay bonuses to those executives who are unlikely to receive cash compensation in excess of $1 million in a given year apart from the Plan.

     For each participant, the Compensation Committee will specify an award and performance objectives (except as described below) upon which payment of the award will be conditioned. The performance objectives will be based on (i) "business unit income," meaning the pre-tax net income of the participant's business unit (from which the Compensation Committee may specify that certain amounts are to be subtracted, such as bonuses under the Plan or otherwise, capital charges, taxes and/or general and administrative expenses), (ii) the revenues of the participant's business unit, or (iii) the participant's business unit's economic value added ("EVA"), a measure of the amount of the business unit's after-tax income that exceeds the cost of the capital used by the business unit during the performance period. In establishing a performance objective based on EVA, the Compensation Committee will determine the average cost of capital (stated as a percentage); this cost of capital will be multiplied by the amount of capital actually used by the business unit. Generally, awards and performance objectives will relate to a specified year, although shorter performance periods may be specified for a participant who becomes employed in a new position or who is assigned increased duties.

     An award generally will provide for payment of either a specified percentage or percentages of business unit income, revenues, and/or EVA, or an amount specified or determined by formula in some other manner but conditioned upon achievement of such specified percentage or percentages of business unit income, revenues, and/or EVA. The Compensation Committee may require a threshold amount of such income, revenues, or EVA to be achieved before any portion of an award will become payable, and may express performance objectives by way of a comparison with like measures of business unit performance in one or more prior periods or like measures of performance of comparable companies or business units thereof. In all cases, the terms of the performance objective must be such that, at the time the performance objective is set, its achievement is substantially uncertain.

     The Plan imposes certain limitations on the amount that may be paid in respect of annual incentive awards, including annual per-person limitations. The maximum percentages of business unit income, revenues, and EVA that may be potentially payable under an award in any performance year to a single participant, and to all participants granted awards with respect to a single business unit, is 30% of business unit income, 10% of business unit revenues, and 25% of EVA.

     One performance objective -- the objective required under Mr. Mason's employment agreement with the Company as the condition for payment of an annual incentive thereunder -- is specified in the Plan, including the targeted levels of performance required to achieve such performance objective. Achievement of this performance objective at target levels in any year requires a 25% increase in the Company's earnings before income taxes ("EBIT"), as compared to the previous year's EBIT or, if higher, the EBIT for any prior year after 1996. Achievement of the target level of performance will result in a payment to Mr. Mason each year equal to 300% of his salary as in effect on a date specified by the Compensation Committee but not later than the 90th day of the performance year (under the employment agreement, such salary will not be less than $300,000 per year in any event), subject to a reduction in 1997 and 1998 (explained below) and subject to the Plan's annual per-person limitation (30% of annual EBIT of the Company, as discussed above). Achievement of growth in annual EBIT that is positive but less than 25% will result in a proportionate reduction in the amount payable (thus, if annual EBIT growth is 10%, the amount payable would be 40% (i.e., 10% divided by 25%)) of the annual incentive payable for target performance. Likewise, achievement of growth in annual EBIT greater than 25% will result in a proportionate increase in the amount payable. For 1997 and 1998, the annual incentive payable to Mr. Mason will be reduced by $450,000 in each year (but not below zero). Thus, failure to achieve annual EBIT growth greater than 12.5% in each of 1997 and 1998, and failure to achieve positive EBIT growth in any other year, will result in no payment under the annual incentive awards incorporating this performance objective. The Plan would permit the Compensation Committee to grant other annual incentive awards to Mr. Mason, in accordance with the terms of the Plan.

     In administering the Plan, the Compensation Committee has the power and authority to construe and interpret the Plan, define terms, implement rules and regulations, and make all determinations relating to the Plan. Although the Compensation Committee has no discretion to increase the amounts of previously established awards, the Plan permits the Compensation Committee to reduce the amount of or cancel final awards, in view of business strategy, performance of comparable organizations, economic and business conditions, personal performance of the participant, or other performance considerations. (The Compensation Committee may agree in advance not to exercise such discretion, however, and has done so in the case of the awards to Mr. Mason under his employment agreement.) The Compensation Committee may also provide that income of a business unit may be adjusted downward to reflect specified charges, expenses, and other amounts, or adjust or modify awards and performance objectives in recognition of unusual or nonrecurring events, in response to changes in applicable laws, regulations, accounting principles, or other circumstances, or specify performance periods for awards less than one year with respect to a participant whose position or duties change or in the case of a new participant during a performance year.

     At the end of each performance year, the Compensation Committee must determine the extent to which awards have been earned and performance objectives achieved, and the amounts therefore payable to each participant, setting forth these determinations in writing. Awards are non-transferable.

     The Plan permits interim payments, but requires that the participant repay the Company to the extent that such interim payments exceed the amount of the final award payment for a performance year. Payment of an award may be deferred by the participant under deferral plans available to participants (currently through the Jefferies Group's Capital Accumulation Plan for Key Employees), if and to the extent permitted by the Compensation Committee. If a participant ceases to be employed due to death, disability, or retirement (including early retirement with the approval of the Compensation Committee), the Compensation Committee will determine the amount payable as a final award achieved or resulting from the portion of the performance year completed at the date employment ceased (which may be a pro rata payment of the final award, determined at the end of the performance year), except that no payout shall be made if it is duplicative of severance payments. If a participant's employment terminates during a performance year for any other reason, no final award will be paid to the participant.

     The Board of Directors may amend, modify, suspend, or terminate the Plan. Such changes will be subject to stockholder approval if and to the extent required by law, regulation, stock exchange or Nasdaq National Market rule, or to comply with Code Section 162(m). These provisions do not necessarily require stockholder approval for all Plan amendments that might increase the cost of the Plan or broaden eligibility.

     For federal income tax purposes, payments under the Plan will constitute ordinary income to participants at the time payment is received by the participant. If compensation under the Plan qualifies as "performance-based compensation" under Code Section 162(m), as the Company believes will be the case, the Company will be entitled to a tax deduction equal to the amount of any payments to a participant, whether or not such payments exceed $1 million in a given year.

     As discussed above, the Compensation Committee has granted, subject to stockholder approval of the Plan, an award for 1997 under the Plan, and authorized the grant of awards in future years under the Plan, to Mr. Mason, the President and Chief Executive Officer of the Company. The Compensation Committee took such actions by approving and authorizing the Company to enter into an employment agreement with Mr. Mason. In addition, the Compensation Committee has granted an award to Raymond L. Killian, Jr., Chairman of the Board, for 1997. Mr. Killian's award provides for an annual incentive payment of $600,000 if Company earnings for 1997 meet a specified target, with the amount of the payment reduced by 20% of the amount by which such earnings fall short of the target (but not reduced below zero) and increased by 5.5% of the amount by which such earnings exceed the target. The Compensation Committee specified that the earnings performance criteria for Mr. Killian's 1997 award will be determined on an after-tax basis, consistent with the performance criteria applied to Mr. Killian's annual incentive in recent years.

     The following table lists the 1997 awards to Mr. Mason and Mr. Killian. No other awards have been granted under the Plan to date:

                               NEW PLAN BENEFITS

                       PAY-FOR-PERFORMANCE INCENTIVE PLAN

                                                                      PAYOUT UNDER 1997
                                                                   AWARDS FOR ACHIEVEMENT
                                                                   OF TARGETED PERFORMANCE
                            NAME AND POSITION                             LEVELS(1)
        ---------------------------------------------------------  -----------------------
        Scott P. Mason, President and Chief Executive Officer....        $   450,000
        Raymond L. Killian, Jr., Chairman of the Board...........            600,000
        Executive Officers as a group............................          1,050,000
        Non-Executive Directors as a group.......................         -0-
        Non-Executive employees as a group.......................         -0-

---------------
(1) No amount will be payable if specified threshold levels of performance are not achieved, proportionately reduced amounts will be payable if performance is achieved above such threshold but below targeted levels, and proportionately increased amounts (subject to maximum levels specified in the Plan, but not presently determinable) will be payable if performance is achieved above targeted levels.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF THE INVESTMENT TECHNOLOGY GROUP, INC. PAY-FOR-PERFORMANCE INCENTIVE PLAN.

                            SECTION 16(A) BENEFICIAL
                         OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Company's outstanding Common Stock, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater-than-10% stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. During 1996, an annual statement of change in beneficial ownership required to be filed by William I. Jacobs to report a small acquisition was filed late.

                                 OTHER MATTERS

     Management does not know of any other matters to come before the Annual Meeting. However, if any additional matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

                     ANNUAL REPORT AND INDEPENDENT AUDITORS

     The Company's 1996 Annual Report and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 accompany this Proxy Statement, but are not deemed a part of the proxy soliciting material. KPMG Peat Marwick LLP was the Company's independent auditor for the year ended December 31, 1996. The appointment of independent auditors is approved annually by the Board of Directors, which approval is based, in part, on the recommendations of the Audit Committee. In making its recommendations, the Audit Committee reviews both the audit scope and estimated audit fees for the coming year. Stockholder approval is not sought in connection with this selection.

     A representative of KPMG Peat Marwick LLP, the independent auditors who examined the consolidated financial statements of the Company for 1996, is expected to be present at the meeting to respond to appropriate questions of stockholders and will have the opportunity to make a statement if he or she so desires.

                             STOCKHOLDER PROPOSALS

     Stockholder proposals for inclusion in the proxy material relating to the Annual Meeting of Stockholders to be held in 1997 must be received by the Company at its principal executive offices in New York, New York, at the address set forth on the first page hereof, no later than December 12, 1997. Nothing in this paragraph shall be deemed to require the Company to include in its proxy materials relating to such Annual Meeting of Stockholders any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission and the Company's By-laws at that time in effect.

                                          For the Board of Directors,

                                          John R. MacDonald
                                          Chief Financial Officer
                                          Investment Technology Group, Inc.

April 9, 1997

                                                                       EXHIBIT A

                       INVESTMENT TECHNOLOGY GROUP, INC.

                 1994 STOCK OPTION AND LONG-TERM INCENTIVE PLAN
                    AS AMENDED AND RESTATED JANUARY 29, 1997

1. Purposes

     The purposes of the Investment Technology Group, Inc. 1994 Stock Option and Long-Term Incentive Plan (the "Plan") are to advance the interests of the Company, to increase stockholder value by providing its directors, officers and other key employees with a proprietary interest in the growth and performance of the Company and with incentives for continued service with and rewards for outstanding service to the Company and its subsidiaries, and to provide the Company with an additional means to attract and retain qualified officers and other key employees. To this end, the Committee, as hereinafter designated, may grant stock options, stock appreciation rights, performance units, dividend equivalents and/or other incentive awards to directors, officers and other key employees of the Company and its subsidiaries, on the terms and subject to the conditions set forth in this Plan.

2. Definitions

     As used in the Plan, the following terms shall have the meanings set forth below:

     2.1 "Award" means any form of stock option, stock appreciation right, performance unit, dividend equivalent or other incentive award granted under the Plan, whether singly, in combination, or in tandem, to a Participant by the Committee pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the Committee may establish.

     2.2 "Award Agreement" means a written agreement setting forth the terms of an Award.

     2.3 "Base Price Per Share" means a price per share fixed by the Committee at the time of grant of a Stock Appreciation Right that may be equal to, greater than, or less than the Fair Market Value of the shares of Common Stock covered thereby, but not less than the amount required by such laws, rules or regulations as may be applicable.

     2.4  "Board" means the Board of Directors of the Company.

     2.5 "Code" means the Internal Revenue Code of 1986, as amended. References to any provision of the Code shall be deemed to include successor provisions thereto and rules and regulations thereunder.

     2.6 "Committee" means the Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, however, that Committee action shall be taken by act of such members specified in, and otherwise in accordance with, Section 3.3. The Committee shall consist solely of two or more directors of the Company. In appointing members of the Committee, the Board will consider whether a member is or will be a Qualified Member, but such members are not required to be Qualified Members at the time of appointment or during their term of service on the Committee.

     2.7  "Common Stock" means the Common Stock of the Company.

     2.8 "Company" means Investment Technology Group, Inc., and successors thereto.

     2.9 "Dividend Equivalent" means a right granted to a Participant to receive cash, shares of Common Stock, other Awards, or other property equal in value to dividends paid with respect to a specified number of shares of Common Stock, or other periodic payments. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis.

     2.10 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time. References to any provision of the Exchange Act shall be deemed to include successor provisions thereto and rules and regulations thereunder.

     2.11 "Fair Market Value," unless otherwise required by an applicable provision of the Code, as of any date, means the mean of the closing bid/ask prices of the Common Stock as reported on the Nasdaq National Market as determined on a daily basis and averaged over the day as of which the valuation is be made and the four trading days immediately prior thereto; provided, however, that at any time that the Common Stock is not quoted on the Nasdaq National Market on such trading days, Fair Market Value shall be determined by the Committee in its discretion.

     2.12 "Incentive Stock Option" ("ISO") means any Stock Option intended to be, and designated and qualifying as, an "incentive stock option" within the meaning of Section 422 of the Code.

     2.13 "Non-Qualified Stock Option" means any Stock Option awarded under this Plan that is not intended to be an Incentive Stock Option or that fails to meet the requirements applicable to an Incentive Stock Option.

     2.14 "Officer" means a person who is considered to be an officer of the Company under Exchange Act Rule 16a-1(f).

     2.15 "162(m) Award" means an Award intended by the Committee to constitute "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder. Such Awards would include Options or SARs granted with an exercise price or base price per share equal to or greater than 100% of the Fair Market Value of a share of Common Stock, or Awards granted in accordance with Section 7.

     2.16 "Option" or "Stock Option" means a right granted pursuant to the Plan to purchase shares of Common Stock, and includes both Incentive Stock Options and Non-Qualified Stock Options.

     2.17 "Option Price" or "Exercise Price" means the price per share at which Common Stock may be purchased upon the exercise of an Option.

     2.18 "Participant" means any individual to whom an Award has been granted under this Plan.

     2.19 "Performance Award" means the right to receive either (i) shares of Common Stock or cash in an amount determined with reference to Common Stock value (performance shares), or (ii) a fixed dollar amount payable in cash or shares (performance units), or a combination of both, at the end of a specified Performance Period.

     2.20 "Performance Period" means a period of not less than one nor more than ten years during which corporate, division, subsidiary, group or other performance objectives shall be utilized for purposes of determining the amount of a Performance Award.

     2.21 "Qualified Member" means a member of the Committee who is a "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) under the Exchange Act and an "outside director" within the meaning of Treasury Regulation 1.162-27(e)(3) under Code Section 162(m).

     2.22 "Stock Appreciation Right" or "SAR" means the right to receive, for each unit of the SAR, cash or shares of Common Stock equal in value to the excess of the Fair Market Value of one share on the date of exercise of the SAR over the Base Price Per Share established on the date the SAR was granted.

3. Administration

     3.1 The Plan shall be administered and interpreted by the Committee. The foregoing and other provisions of the Plan notwithstanding, the Board may perform any function of the Committee under the Plan, including for the purpose of ensuring that transactions under the Plan by Participants who are then subject to Section 16 of the Exchange Act in respect of the Company are exempt under Rule 16b-3. In any case in which the Board is performing a function of the Committee under the Plan, each reference to the Committee herein shall be deemed to refer to the Board, except where the context otherwise requires.

     3.2 The Committee shall have the authority to (a) establish such rules and regulations as it deems necessary for the proper operation and administration of the Plan; (b) select the Officers and other key employees of the Company and its subsidiaries to receive Awards under the Plan;
(c) determine the form of an Award, or combinations thereof, and whether such Awards are to operate on a tandem basis and/or in conjunction with or apart from other awards made by the Company, either within or outside of this Plan; (d) determine the number of shares of Common Stock or units or rights to be covered by each such Award granted hereunder; (e) determine the terms and conditions, not inconsistent with the terms of this Plan, of any Award granted hereunder (including, but not limited to, any restriction or limitation on transfer, any vesting schedule or acceleration thereof, and any forfeiture provisions or waiver thereof), regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine, in its sole discretion; (f) determine whether Common Stock to be issued and other amounts payable with respect to an Award under this Plan shall be deferred, either automatically or at the election of the Participant; and (g) make any other determination or take any other action that the Committee deems necessary or desirable for the administration of the Plan.

     3.3 At any time that a member of the Committee is not a Qualified Member, any action of the Committee relating to an Award granted or to be granted to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, or relating to a 162(m) Award, may be taken either (i) by a subcommittee, designated by the Committee, composed solely of two or more Qualified Member, or (ii) by the Committee, but with each such member who is a not a Qualified Member abstaining or recusing himself or herself from such action; provided, however, that, upon such abstention or recusal, the Committee remains composed solely of two or more Qualified Members. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of such non-Qualified Member(s), shall be the action of the Committee for purposes of the Plan. The Committee may delegate to officers or managers of the Company or any subsidiary the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the extent that such delegation will not result in the loss of an exemption under Rule 16b-3(d) for Awards granted to Participants subject to Section 16 of the Exchange Act in respect of the Company and will not cause Awards intended to be 162(m) Awards to fail to so qualify. Any decision, interpretation or other action made or taken in good faith by or at the direction of the Company, the Board, or the Committee (or any of its members pursuant to any authority duly delegated to any such member) arising out of or in connection with the Plan shall be within the absolute discretion of all or any of them, as the case may be, and shall be final, binding and conclusive on the Company and its subsidiaries, all employees and Participants and their respective beneficiaries, transferees, heirs, executors, administrators, successors and assigns.

4. Eligibility

     Officers and other key employees of the Company and its present and future subsidiaries (including those who may also be directors of the Company) and non-employee directors of the Company, who are responsible for or contribute to the management, growth and profitability of the business of the Company and its subsidiaries, are eligible to receive Awards under this Plan.

5. Shares Available for Awards

     5.1 The maximum number of shares of Common Stock of the Company that may be used in conjunction with the grant of Incentive Stock Options under the Plan is 500,000.

     5.2 Except as provided in Section 5.1 above, the maximum number of shares of Common Stock of the Company with respect to which any Awards may be made in any calendar year during the term of this Plan shall not exceed twenty percent (20%) of the number of shares of Common Stock issued and outstanding as of the first day of the calendar year in which Awards are made, less the number of shares of Common Stock reserved for issuance with respect to, or underlying, any Award made and outstanding pursuant to this Plan as of such date. In addition, in each fiscal year during any part of which the Plan is in effect, a Participant may be granted (i) Options and SARs under Sections 6.1 and 6.2 relating to no more than 1,000,000 shares of Common Stock and (ii) Performance Awards pursuant to Section 7 relating to no more than 100,000 shares of Common Stock, subject in each case to adjustment as provided in Section 5.5. With respect to Performance Awards pursuant to Section 7 not valued by reference to Common Stock at the date of grant, the maximum amount payable to a Participant in settlement of such an Award in any fiscal year shall be the Fair Market Value of the number of shares of Common Stock specified in the preceding sentence (subject to adjustment) to which Performance Awards may relate valued at the date of grant or at the date of settlement of the Award whichever is greater (this limitation is separate and not affected by the limitation on shares of Common Stock set forth in clause (ii) of the preceding sentence).

     5.3 Shares of Common Stock which are attributable to Awards which expire or are otherwise terminated, cancelled, surrendered or forfeited are available for issuance or use in connection with future Incentive Stock Option grants, and future Awards during the calendar year in which they expire or otherwise become available.

     5.4 Shares of Common Stock to be issued under the Plan may be authorized and unissued shares of Common Stock, treasury stock or a combination thereof.

     5.5 In the event of a merger, consolidation, reorganization, recapitalization, stock split, stock dividend, other extraordinary dividend or other changes in corporate structure or capitalization affecting the Common Stock, the Committee may make appropriate adjustment in the number or kind of shares subject to options, rights and other Awards granted under the Plan, and other terms and conditions of Awards and/or the exercise price of Awards in the event of any stock dividend, stock split, spin-off or recapitalization in the form of large, special and non-recurring dividends, appropriate provision for supplemental payments of cash, other Awards, or other property, or appropriate adjustment in the maximum number of shares referred to in Section 5 of the Plan (including the number of shares specified in Section 5.1 and in each of clauses
(i) and (ii) of the second sentence of Section 5.2), as the Committee may determine to be necessary or appropriate in order to prevent dilution or enlargement of the rights of Participants. In the event that the Company declares a cash dividend (other than one constituting a large, special and non-recurring dividend), the Committee may make appropriate adjustment to the number of shares subject to options, rights and other Awards granted under the Plan or make appropriate provision for supplemental payments of cash, other Awards or other property, but shall not make any adjustment to the exercise price of Awards.

6. Awards Under the Plan

     6.1 Stock Options. The Committee may grant Incentive Stock Options, Non-Qualified Stock Options or both to purchase shares of Common Stock from the Company, in such amounts and subject to such terms and conditions as the Committee shall determine in its sole discretion, subject to the provisions of the Plan, provided, however, that in no event may any Stock Option granted hereunder be exercisable prior to May 4, 1997, except upon the occurrence of a change in control of the Company (as defined by the Committee), or after the expiration of ten years from the date of such grant. The automatic or discretionary grant of "reload" Stock Options is specifically authorized.

     In the case of Incentive Stock Options, the terms and conditions of such grants, including the exercise price for the purchase of Common Stock, shall be subject to and comply with the requirements of Section 422 of the Code, as from time to time amended, and any implementing regulations.

     The exercise price at which shares of Common Stock may be purchased pursuant to the grant of a Non-Qualified Stock Option shall be fixed by the Committee at the time of grant and may be equal to, greater than, or less than the Fair Market Value of the shares of Common Stock covered thereby.

     6.2 Stock Appreciation Rights. The Committee may grant Stock Appreciation Rights (SARs), in such amounts and subject to such terms and conditions as the Committee shall determine in its sole discretion, subject to the provisions of the Plan.

     SARs may be granted in connection with all or any part of, or independently of, any Stock Option granted under the Plan. An SAR granted in connection with a Non-Qualified Stock Option may be granted at or after the time of grant of such option. An SAR granted in connection with an ISO may be granted only at the time of grant of such option.

     Limited SARs that may only be exercised in connection with a change in control or other event (as specified by the Committee) may be granted on such terms, not inconsistent with this Section 6.2, as the Committee may determine. Limited SARs may be either freestanding or in tandem with other Awards.

     Upon the exercise of an SAR granted in connection with an option, the number of shares subject to the option shall be reduced by the number of shares with respect to which the SAR is exercised. Upon the exercise of an option in tandem with which an SAR has been granted, the number of shares subject to the SAR shall be reduced by the number of shares with respect to which the option is exercised.

     6.3 Performance Awards. The Committee may grant Performance Awards in such amounts and subject to such terms and conditions, as the Committee shall determine in its sole discretion, subject to the provisions of the Plan.

     The Committee may condition the grant or vesting of a Performance Award upon the attainment of specified performance goals; the appreciation in the Fair Market Value, book value or other measure of value of the Common Stock, the performance of the Company, including based on earnings or cash flow; the performance of any subsidiary or affiliate of the Company; or such other facts or criteria as the Committee shall determine. Such goals may be revised by the Committee at any time and from time to time during the Performance Period to take into account significant unforeseen events or changes in circumstances. The foregoing notwithstanding, any Performance Award intended to constitute a 162(m) Award shall be subject to the limitations set forth in Section 7.

     6.4 Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to Participants. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional shares, Awards, or other investment vehicles as the Committee may specify.

     6.5 Other Stock-Based Awards. The Committee may from time to time grant Awards under this Plan, the value of which are based in whole or in part on the value of Common Stock, that may not be defined in Sections 6.1 through 6.4 of this Plan.

     Other stock-based Awards may be awards of shares of Common Stock or may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to the value of Common Stock (including, without limitation, phantom securities convertible or exchangeable into or exercisable for Common Stock), as deemed by the Committee consistent with the purposes of the Plan.

     6.6 Consideration; Tandem and Substitute Awards. Except as provided in this Section 6.6 or to the extent that payment of lawful consideration may be required under the Delaware General Corporation Law, only services may be required as consideration for the grant (but not the exercise) of any Award. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any award granted under any other plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate. If an Award is granted in substitution for another Award or award, the Committee shall require the surrender of such other Award or award in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

     6.7 Award Agreements. Awards under the Plan shall be evidenced by an agreement approved by the Committee that sets forth terms, conditions and limitations of an Award. The Committee may amend agreements theretofore entered into, either prospectively or retroactively, including, but not limited to, the acceleration of, vesting of or lapse of restrictions on an Award and the extension of time to exercise an Award, except that no such amendment shall affect the Award in a materially adverse manner without the consent of the Participant.

7. Performance Awards

     7.1 Performance Awards Granted to Designated Covered Employees. If the Committee determines that a Performance Award to be granted to a person who is designated by the Committee as likely to be a Covered Employee (as hereinafter defined) should qualify as a 162(m) Award, the grant and/or settlement of such Performance Award shall be contingent upon achievement of preestablished performance goals and other terms set forth in this Section 7.

     7.2 Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to such criteria, as specified by the Committee consistent with this Section 7. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and Treasury Regulation 1.162-27 thereunder. The Committee may determine that such Performance Awards shall be granted, exercised, and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

     7.3 Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, affiliates, or business units of the Company (except with respect to the measures relating to Common Stock), shall be used by the Committee in establishing performance goals for such Performance Awards: (1) appreciation in Fair Market Value or book value of Common Stock, (2) earnings per share; (3) revenues; (4) cash flow or cash flow return on investment; (5) return on assets, return on investment, return on capital, or return on equity; (6) economic value added; (7) operating margin; (8) net income; net operating income; earnings; or operating earnings (before or after income taxes); (9) total stockholder return; and (10) any of the above goals as compared to the performance of a published or special index deemed applicable by the Committee including the Standard & Poor's 500 Stock Index or other indexes, or compared to one or more comparable companies specified by the Committee.

     7.4  Performance Period; Timing For Establishing Performance
Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a Performance Period specified by the Committee (or, if so determined by the Committee, for a specified portion of a Performance Period). Performance goals shall be established not later than 90 days after the beginning of any Performance Period applicable to such Performance Awards, or at such other date as may be required or permitted for "performance-based compensation" under Code Section 162(m).

     7.5 Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring Company performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7.3 during the given Performance Period, as specified by the Committee in accordance with Section 7.4 hereof. The Committee may specify the amount of the Performance Award pool as a percentage of any such business criteria, a percentage thereof in excess of a threshold amount, or another amount which need not bear a strictly mathematical relationship to such business criteria.

     7.6 Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Common Stock, other Awards, or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, but may not exercise discretion to increase any such amount payable to a Covered Employee in respect of Performance Award subject to this Section 7. The Committee shall specify the circumstances in which such Performance Awards shall be forfeited in the event of termination of employment prior to the end of a Performance Period or settlement of Performance Awards, and other terms relating to such Performance Awards in accordance with
Section 6 and this Section 7.

     7.7 Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of performance goals relating to Performance Awards under this
Section 7 shall be made in writing.

     7.8 Status of 162(m) Awards. It is the intent of the Company that Performance Awards granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Code Section 162(m) and regulations thereunder shall, if so designated by the Committee, constitute "qualified performance-based compensation" within the meaning of Code Section 162(m) and regulations thereunder. Accordingly, the terms of this Section 7, including the definitions of Covered Employee and other terms used herein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term "Covered Employee" as used herein shall mean only a person designated by the Committee, at the time of grant of a Performance Award, as likely to be a Covered Employee with respect to that fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m) or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

8. Effect on Other Plans

     8.1 Neither the adoption of the Plan nor anything contained in the Plan shall prevent the Company from adopting or continuing other or additional compensation arrangements, or discontinuing or terminating such arrangements, and such other arrangements as may be either generally applicable or applicable only in specific cases.

     8.2 In no event shall the value of, or income arising from, any Awards issued under the Plan be treated as compensation for purposes of any pension, profit sharing, life insurance, disability or other retirement or welfare benefit plan now maintained or hereafter adopted by the Company, unless such plan specifically provides to the contrary.

9. Miscellaneous Provisions Related to Participants

     9.1 The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company. The Company may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards.

     9.2 Except as may be otherwise provided under Section 6.4, no Award granted under the Plan, unless otherwise provided in the Award Agreement, shall entitle the holder of such Award to any dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are subject to such Award.

     9.3 The purchase price of the shares of Common Stock as to which an option is exercised shall be paid in cash or by check, except that the Committee may, in its discretion, allow the payment to be by surrender of unrestricted shares of Common Stock (valued at their then Fair Market Value at the date of exercise), or by a combination of cash, check and unrestricted shares of Common Stock.

     9.4 A Participant may be required to pay to the Company, and the Company shall have the right to deduct from all amounts paid to a Participant (whether under the Plan or otherwise), any taxes required by to be paid or withheld in respect of Awards hereunder to such Participant. The Committee may provide additional cash payments to holders of Awards to defray or offset any tax arising from the grant, vesting, exercise or payment of any Award or, at the election of the holder of the Award, the Committee may withhold shares or accept the transfer of shares to the Company, in such amounts as are equivalent to the Fair Market Value of the withholding obligations.

     9.5 If the Committee determines that such action is advisable, the Company may assist any Participant in obtaining financing from the Company or from any bank or other third party, on such terms as determined by the Committee, and in such amount as is required to accomplish the purposes of the Plan, including, but not limited to, permitting the exercise of an Award and/or paying any taxes in respect thereof to the extent permitted by law. Such assistance may take any form that the Committee deems appropriate, including, but not limited to, a direct loan from the Company, a guarantee of the obligation by the Company, or the maintenance by the Company of deposits with such bank or third party.

     9.6 Awards (and rights or interests therein) shall not be assignable or transferable by a Participant except by will or the laws of descent and distribution (or pursuant to a beneficiary designation authorized under Section 9.7), and during the Award holder's lifetime, such Awards and rights shall be exercisable only by such holder or such holder's duly appointed guardian or legal representative. The foregoing notwithstanding, the Committee may provide that Awards (or rights or interests therein), other than Incentive Stock Options and Awards in tandem with such Incentive Stock Options, shall be transferable, including permitting transfers to a Participant's immediate family members (i.e., spouse, children, grandchildren, or siblings, as well as the Participant), to trusts for the benefit of such immediate family members, and to partnerships in which such family members are the only parties, or other transfers deemed by the Committee to be not inconsistent with the purposes of the Plan.

     9.7 Each Participant may file and maintain with the Company a written designation of one or more persons as the beneficiary or beneficiaries who shall be entitled to receive the Award or related payment payable under the Plan upon the Participant's death. If no such designation is in effect at the time of a Participant's death, or if no designated beneficiary survives the Participant or if such designation conflicts with the law, the Participant's estate shall be entitled to receive the Award or related payment, if any, payable under the Plan upon the Participant's death.

10. Governing Law

     The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

11. Severability

     If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Participant or Award under any law deemed applicable by the Committee, such provision or Award shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended, in the determination of the Committee, without materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Participant or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

12. Unfunded Plan

     The Plan is intended to constitute an "unfunded" plan. Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right (unless otherwise determined by the Committee) shall be no greater than the right of any unsecured general creditor of the Company.

13. Rule 16b-3 Compliance

     13.1 Unless a Participant could otherwise transfer an equity security, derivative security, or shares issued upon exercise of a derivative security granted under the Plan without incurring liability under Section 16(b) of the Exchange Act, (i) an equity security issued under the Plan, other than an equity security issued pursuant to the exercise of a derivative security granted under the Plan, shall be held for at least six months from the date of acquisition, and (ii) at least six months shall elapse from the date of acquisition of a derivative security to the date of disposition of the derivative security (other than upon exercise or conversion) or disposition of any underlying equity security issued pursuant to the exercise or conversion of such derivative security.

     13.2 With respect to a Participant who is then subject to Section 16 of the Exchange Act in respect of the Company, the Committee shall implement transactions under the Plan and administer the Plan in a manner that will ensure that each transaction by such a Participant is exempt from liability under Rule 16b-3, except that such a Participant may be permitted to engage in a non-exempt transaction under the Plan if written notice has been given to the Participant regarding the non-exempt nature of such transaction. The Committee may authorize the repurchase of any Award or shares resulting from any Award in order to prevent a Participant from incurring or potentially incurring liability under
Section 16(b) of the Exchange Act. Unless otherwise specified by the Participant, equity securities, including derivative securities, acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

14. Effective Date and Term of Plan

     14.1 The Plan was approved by the stockholder of the Company by written consent and became effective in March 1994. The amendment and restatement of the Plan adopted by the Board of Directors on January 29, 1997, was effective upon adoption by the Board, subject to approval of Company stockholders at the Company's 1997 Annual Meeting of Stockholders by the affirmative vote of the holders of a majority of the shares of Common Stock present, or represented, and entitled to vote on the subject matter at the Meeting. In the event stockholders of the Company do not so approve the amendment and restatement, the amendment and restatement shall not be effective, Awards granted subject to such stockholder approval shall be cancelled and Awards shall not be made thereafter to the extent required under Treasury Regulation 1.162-27(e)(4) in order that the submission of the matter for stockholder approval meets the requirements of that Regulation.

     14.2 The Plan shall remain in effect until March 31, 2007, unless sooner terminated by the Board. After this date, no further Awards may be granted but previously granted Awards shall remain outstanding in accordance with their applicable terms and conditions, as stated in the Award Agreement, and conditions of the Plan.

15. Amendment and Termination of the Plan

     15.1 The Plan may be amended by the Board in any respect, without the consent of stockholders or Participants, except that any such amendment (although effective when made) shall be subject to the approval of the Company's stockholders at the annual meeting of stockholders the record date of which next follows the taking of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit any other amendment to the Plan to stockholders for approval. In addition, no amendment may materially impair the rights of a Participant under any Award previously granted under the Plan without the consent of such Participant, unless such amendment is required by law.

     15.2 The Plan may be terminated at any time by the Board. No further Awards may be made under the Plan after termination, but termination shall not affect the rights of any Participant under, or the authority of the Committee with respect to, any grants or awards made prior to termination.

                                                                       EXHIBIT B

                       INVESTMENT TECHNOLOGY GROUP, INC.

                       PAY-FOR-PERFORMANCE INCENTIVE PLAN

1. PURPOSE

     The purpose of this Pay-For-Performance Incentive Plan (the "Plan") is to assist Investment Technology Group, Inc. (the "Company") and its subsidiaries in attracting, retaining, and rewarding, by payment of competitive levels of compensation, employees who occupy key positions relating to the Company and specified business units, and motivating such employees to expend greater efforts in promoting the growth and annual profitability of the Company and its subsidiaries, through the award of annual incentives.

2. DEFINITIONS

     In addition to the terms defined in Section 1 hereof, the following terms used in the Plan shall have the meanings set forth below:

          (a) "Award" means the amount potentially payable to a Participant upon achievement of specified Performance Objectives for a Performance Year, as provided in Section 4, subject to possible forfeiture and other terms and conditions of the Plan.

          (b) "Business Unit" means the Company or any department, division, subsidiary, or other business unit or function of the Company for which separate operational financial results are available to the Committee, as designated by the Committee from time to time.

          (c) "Business Unit Income" means the pre-tax net income of a specified Business Unit for the Performance Year, subject to the provisions of
     Section 4(b).

          (d) "Code" means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall be deemed to include successor provisions or regulations.

          (e) "Committee" means the Compensation Committee of the Board of Directors, or such subcommittee thereof as may be designated by the Board of Directors or the Compensation Committee to administer the Plan. In appointing members of the Committee, the Board shall consider whether each member qualifies as an "outside director" for purposes of Section 162(m) of the Code and regulations thereunder.

          (f) "Eligible Employee" means each executive officer or key employee who is in charge of a Business Unit or whose performance can be expected to have a substantial effect on the results of a Business Unit, as determined by the Committee.

          (g) "Participant" means an Eligible Employee granted an Award by the Committee for a designated Performance Year.

          (h) "Performance Objectives" means the measures of performance pre-established by the Committee in accordance with Section 4, the achievement of which, in a given Performance Year, is a condition of payment of final Awards.

          (i) "Performance Year" means the fiscal year to which an Award relates; provided, however, that, with respect to a Participant who becomes employed in a new position or whose duties are enhanced such that the Committee determines to grant an Award after the start of a fiscal year, the Performance Year shall be the portion of the fiscal year subsequent to such event, as determined by the Committee.

          (j) "Revenues" means all revenues generated by a specified Business Unit for the Performance Year.

          (k) "EVA" (economic value added) means the amount by which a Business Unit's after-tax income exceeds the cost of the capital used by the Business Unit during the Performance Year. To determine such cost of the capital used, the Committee will, when it establishes a Performance Objective based on EVA, determine the average cost of capital for the Company (stated as a percentage) for the

     Performance Year, which cost of capital will be multiplied by the amount of capital actually used by the Business Unit during the Performance Year.

3. ADMINISTRATION

     (a) Generally. The Committee shall administer the Plan in accordance with its terms, and shall have all powers necessary to accomplish such purpose. The Committee shall have the power and authority to construe and interpret the Plan, to define the terms used herein, to prescribe, amend, and rescind rules and regulations as well as forms and notices relating to the administration of the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. Any action or determination of the Committee with respect to the Plan shall be conclusive and binding upon all persons, including the Company, Participants, and stockholders.

     (b) Limitation of Liability. Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer or other employee of the Company or any subsidiary, the Company's independent certified public accountants, or any executive compensation consultant, legal counsel, or other professional retained by the Company to assist in the administration of the Plan. Neither a member of the Committee nor any officer or employee of the Company or a subsidiary acting on behalf of the Committee shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and such persons shall, to the extent permitted by law, be fully indemnified, reimbursed, and protected by the Company, as provided in the Company's Certificate of Incorporation and By-Laws, with respect to any such action, determination, or interpretation.

4. AWARDS

     (a) Granting of Awards. Prior to the date on which Performance Objectives must be established in order to comply with Section 162(m) of the Code with respect to each Performance Year, the Committee, in its sole discretion, shall select the Eligible Employees to whom Awards will be granted for such Performance Year and will establish the amount of each Award or the formula by which such amount may be determined, the Performance Objectives relating to such Award, and other terms of such Award. An Eligible Employee may be granted an Award for more than one Business Unit.

     (b) Performance Objectives. The Performance Objectives for an Award shall consist of a specified percentage or percentages of the Business Unit Income, Revenues and/or EVA of a Business Unit, the results of which the Committee believes will be substantially affected by the performance of the Participant. The Committee may specify that the final Award shall be a payment of such specified percentage or percentages to the Participant, or shall be a payment of an amount specified or determined by formula in some other manner but conditioned upon achievement of such specified percentage or percentages (in each case subject to the terms of the Plan). The Committee may specify in the Performance Objectives a target amount of Business Unit Income, Revenues, or EVA of such Business Unit required before any or specified parts of the Award will become payable, and may express the Performance Objectives by way of a comparison with like measures of Business Unit performance in one or more prior periods or similar measures of performance of other companies or businesses; provided, however, that the Committee shall include such terms in the case of a Performance Objective based on Revenues as may be necessary so that achievement of the Performance Objective is substantially uncertain. The Committee shall, in its sole discretion, establish Awards and Performance Objectives, subject to
Section 4(c). Performance Objectives shall be objective and shall otherwise meet the requirements of Section 162(m)(4)(C) of the Code and regulations thereunder (including Treasury Regulation 1.162-27(e)(2)). Performance Objectives may differ for Awards to different Participants. Only the business criteria specified in this Section 4(b) may be used in establishing Performance Objectives upon which the maximum amount of final payment of an Award is conditioned, although the Committee may consider other measures of performance as a basis for reducing such amount (including under Section 4(d)). To the extent consistent with Section 162(m)(4)(C) of the Code and regulations thereunder (including Treasury Regulation 1.162-27(e)(2)), the Committee may do the following:

          (i) provide that the Business Unit Income, Revenues, or EVA of the Business Unit considered as the Performance Objective shall be adjusted downward to reflect specified charges, expenses, and other amounts (including amounts that would otherwise constitute bonuses (under the Plan or otherwise), capital charges, general and administrative expenses, or taxes);

          (ii) adjust or modify Awards or terms of Awards and Performance Objectives (x) in recognition of unusual or nonrecurring events affecting the Company or any Business Unit, or the financial statements or results thereof, or in response to changes in applicable laws (including tax, disclosure, and other laws), regulations, accounting principles, or other circumstances deemed relevant by the Committee, (y) with respect to any Participant whose position or duties with the Company or any subsidiary changes during a Performance Year, or (z) with respect to any person who first becomes a Participant after the first day of the Performance Year, in each case subject to Section 4(h);

          (iii) defer all or any part of any interim payments until certification of the final Award for the Performance Year;

          (iv) defer all or any part of final Award payments, including until the earliest time such payments may be made without causing them to fail to be deductible by the Company under Section 162(m) of the Code; such deferrals may include deferrals in the form of units valued by reference to the value of Company stock, settleable in cash or by issuance of shares drawn from any other plan of the Company under which issuance of such shares to a Participant is authorized; and

          (v) consider other performance criteria in exercising discretion under
     Section 4(d) hereof.

In furtherance of the foregoing, the Performance Objective for payment of the annual incentive award specified in Section 5.3 of the employment agreement between the Company and Scott P. Mason, dated as of January 6, 1997, shall be based upon the rate of growth in the Company's earnings before income taxes ("EBIT"), such growth rate to be determined by dividing the excess (if any) of
(A) EBIT for a given year over (B) the highest EBIT for any prior fiscal year ending on or after December 31, 1996 by (2) such highest EBIT. The targeted rate of growth in EBIT for such Performance Objective shall be 25%, with payment of annual incentive amounts proportionately reduced in the event such growth is less than 25% (but with no payment authorized if such growth is not positive) and proportionately increased in the event such growth is greater than 25%. Amounts payable under this Performance Objective shall not exceed 30% of the EBIT of the Company in any year, in accordance with Section 4(c).

     (c) Maximum Award. The maximum percentage of Business Unit Income, Revenues and EVA of a Business Unit that may be specified as the Performance Objectives and therefore potentially payable under an Award to any Participant for any Performance Year shall be 30%, 10%, and 25%, respectively. In addition, the maximum combined percentage of the Business Unit Income, Revenues and EVA of a Business Unit that may be specified as the Performance Objectives for Awards to all Participants with respect to any one Business Unit shall be 30%, 10% and 25%, respectively.

     (d) Determination of Amounts Payable; Limits on Discretion. As promptly as practicable following the end of each Performance Year, the Committee shall determine whether and the extent to which the terms of Awards have been satisfied, including the extent to which Performance Objectives have been achieved and other material terms of Awards have been satisfied, and the amounts payable to each Participant with respect to his or her Award. Such determinations shall be set forth in a written certification (including for this purpose approved minutes of the meeting at which such determinations were made). The Committee may, in its sole discretion, in view of its assessment of the business strategy of the Company and Business Units thereof, performance of comparable organizations, economic and business conditions, personal performance of the Participant, and any other circumstances deemed relevant, decrease the amount determined to be payable as a final Award or cancel such Award. Other provisions of the Plan notwithstanding, the Committee shall have no discretion to increase the amounts payable with respect to an Award.

     (e) Termination. If a Participant ceases to be employed by the Company or a participating subsidiary prior to the end of a Performance Year for any reason other than death, disability (as determined by the Committee), normal retirement, or early retirement with the approval of the Committee, no final Award for such Performance Year shall be payable to such Participant. If such cessation of employment results from such Participant's death, disability (as determined by the Committee), normal retirement, or early retirement with the approval of the Committee, the Committee shall determine, in its sole discretion and in such manner as it may deem reasonable (subject to Section 4(h)), the amount payable as a final Award under Section 4(d) achieved or resulting from the portion of such Performance Year completed at the date of cessation of employment, and the amount of the final Award payable based on such determinations. The Committee may base such determination on the performance achieved for the full year, in which case its determination shall be made as promptly as practicable following the Performance Year. Such determinations shall be set forth in a written certification, as specified in Section 4(d). Such Participant or his or her beneficiary shall be entitled to receive payment of such final Award, reduced by any payments previously received, at the earliest time such payment may be made without causing the payment to fail to be deductible by the Company under Code
Section 162(m) and provided that, in the event the final Award is less than the payments previously made to the Participant, the Participant shall repay such amounts to the Company forthwith. The foregoing notwithstanding, no payment shall be made hereunder if such payment shall be duplicative of severance amounts paid to the participant or his or her beneficiary.

     (f) Payment of Awards. Except as provided in Section 4(e) and this Section 4(f) and subject to the other provisions of Section 4, each participant may receive interim payments as frequently as semimonthly, at the Committee's discretion, provided, however, that any such payments made exceeding the final Award as certified by the Committee shall be repaid to the Company forthwith. If and to the extent specified by the Committee, each Participant shall have the right to defer his or her receipt of part or all of any payment due with respect to an Award under and in accordance with the terms and conditions of any deferred compensation plan then available to Participant as an employee of the Company. If a Participant dies prior to payment (including deferred payment) of a final Award hereunder, any payments due to such Participant shall be paid to person(s) designated as beneficiary(ies) in an election form filed with the Company's Secretary and specifically applicable to amounts payable under the Plan, without regard to any deferral election.

     (g) Tax Withholding. The Company and any participating subsidiary shall have the right to deduct from any amount payable hereunder any amounts that federal, state, local, and foreign tax laws require to be withheld with respect to such payment.

     (h) Conformity of Plan to Code Section 162(m). It is the intent of the Company that compensation under the Plan (other than post-termination compensation) shall constitute "performance-based compensation" within the meaning of Code Section 162(m)(4)(C) and regulations thereunder (including Treasury Regulation 1.162-27(e)). Accordingly, terms used in the Plan shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder (including Treasury Regulation 1.162-27). If any provision of the Plan or any agreement evidencing an Award hereunder does not comply or is inconsistent with the provisions of Code Section 162(m)(4)(C) or regulations thereunder (including Treasury Regulation 1.162-27(e)) required to be met in order that compensation (other than post-termination compensation) shall constitute "performance-based compensation," such provision shall be construed or deemed amended to the extent necessary to conform to such requirements, and no adjustment to an Award or its related Performance Objectives shall be authorized or made, and no post-termination payment shall be authorized or made under Section 4(e), if and to the extent that such authorization or the making of such adjustment or payment would contravene such requirements.

5. GENERAL PROVISIONS

     (a) No Rights to Final Award or Rights to Participate. Until the Committee has determined to make a final Award to a Participant under Section 4(d) or (e), a Participant's selection to participate, grant of an Award, and other events under the Plan shall not be construed as a commitment that any Award shall become a final Award or that payment will be made with respect to an Award under the Plan. Nothing in the Plan shall be deemed to give any Eligible Employee any right to participate in the Plan except upon determination of the Committee under Section 4. The foregoing and Section 5(b) notwithstanding, the Committee may authorize legal commitments with respect to Awards under the terms of an employment agreement or other agreement with a Participant, to the extent of the Committee's authority under the Plan, including commitments that limit the Committee's future discretion under the Plan, but in all cases subject to
Section 4(h).

     (b) No Rights to Employment. Nothing contained in the Plan or in any documents evidencing an Award shall confer upon any Eligible Employee or Participant any right to continue as an Eligible Employee or in the employ of the Company or a subsidiary or constitute any contract or agreement of employment, or interfere in any way with the right of the Company or a subsidiary to reduce such person's compensation, to change the position held by such person, or to terminate the employment of such person, with or without cause.

     (c) Non-Transferability. No benefit payable under, or interest in, this Plan shall be transferable by a Participant except upon a Participant's death by will or the laws of descent and distribution or to a designated beneficiary, or otherwise be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any such attempted action shall be void.

     (d) Unfunded Plan. The Plan is intended to constitute an "unfunded" plan for incentive and deferred compensation. With respect to any amounts payable to a Participant pursuant to an Award, nothing contained in the Plan (or in any documents related thereto), nor the creation or adoption of the Plan, the grant of any Award, or the taking of any other action pursuant to the provisions of the Plan shall give any such Participant any rights that are greater than those of a general creditor of the Company.

     (e) Participation in Other Compensation or Benefit Plans. Nothing in the Plan shall preclude any Participant from participation in any other compensation or benefit plan of the Company.

     (f) Governing Law. The Plan and all related documents shall be governed by, and construed in accordance with, the laws of the State of New York (except to the extent the Delaware General Corporation Law and provisions of federal law may be applicable), without reference to principles of conflict of laws. If any provision hereof shall be held by a court of competent jurisdiction to be invalid and unenforceable, the remaining provisions of the Plan shall continue to be fully effective.

     (g) Amendment and Termination of Plan and Awards. The Board of Directors may, at any time, terminate or, from time to time, amend, modify, or suspend the Plan, provided that any such action shall be subject to stockholder approval if and to the extent required by law, regulation, or the rules of any stock exchange or automated quotation system upon which the Company's Common Stock may be listed or quoted, or to comply with Code Section 162(m). Except as provided in Section 4 (including the limitation under Section 4(h)) and under Section 5(a), the Committee may modify the terms and provisions of any Awards theretofore awarded to any Participants which have not become final Awards and been settled by payment (or would have been settled by payment but for an election to defer payment pursuant to Section 4(f)).

     (h) Effective Date. The Plan shall become effective as of January 1, 1997, for Performance Years beginning on or after such date, and shall remain in effect until such time as it may be terminated pursuant to Section 5(g).

     (i) Stockholder Approval. Prior to completion of the initial Performance Year under the Plan, the Plan shall be submitted to, and must be approved in a separate vote by, the affirmative votes of the holders of a majority of voting securities present in person or represented by proxy and entitled to vote on the subject matter, at a meeting of Company stockholders duly held in accordance with the Delaware General Corporation Law, or any adjournment thereof, or by the written consent of the holders of a majority of voting securities entitled to vote, in accordance with applicable provisions of the Delaware General Corporation Law and Section 162(m) of the Code. Any Awards granted under the Plan prior to such approval of stockholders shall be effective when granted, but if stockholders fail to approve the Plan as specified hereunder, any previously granted Award shall be forfeited and cancelled and any payments previously made with respect to such Awards shall be repaid to the Company forthwith, and no Awards shall be thereafter granted under the Plan. In addition, the Committee may determine to submit the Plan to stockholders for reapproval at such times, if any, required in order that compensation under the Plan shall qualify as "performance-based compensation" under Code Section 162(m) and the regulations thereunder.

As approved by the Compensation Committee and adopted by the Board of Directors on March 26, 1997.

                       INVESTMENT TECHNOLOGY GROUP, INC.

          Proxy Card for Annual Meeting of Stockholders on May 6, 1997

This Proxy is solicited by the Board of Directors of the Company. The undersigned hereby appoints Raymond L. Killian, Jr., Scott P. Mason and Dale A. Prouty, and each of them, as proxies, with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of Investment Technology Group, Inc., held of record by the undersigned on March 31, 1997, or which the undersigned would otherwise be entitled to vote at the Annual Meeting of Stockholders to be held on May 6, 1997 and any adjournment thereof, upon all matters that may properly come before the meeting. All shares votable by the undersigned will be voted by the proxies named above, in the manner specified on the reverse side of this card, and such proxies are authorized to vote in their discretion on such other matters as may properly come before the meeting.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED
ENVELOPE



Please sign this Proxy exactly as your name(s) appear(s) on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.



HAS YOUR ADDRESS CHANGED?                     DO YOU HAVE ANY COMMENTS?
________________________________              _______________________________

________________________________              _______________________________

________________________________              _______________________________



      [ITGCM - INVESTMENT TECHNOLOGY GROUP, INC.] [FILE NAME: ITGCM2.ELX]
                             [VERSION - 3] [4/3/97]


                                                                                                               _________
                                                                                                                        |
                                                                                                                        |
[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE

                                     1. Election of Directore.
                                        Nominee for Director.

_________________________________       Frank E. Baxter           Robert L. King                With-         For All
                                        Richard G. Dooley         Dale A. Prouty    For         hold          Except
INVESTMENT TECHNOLOGY GROUP, INC.       William L. Jacobs         Scott P. Mason
_________________________________       Raymond L. Killian, Jr.   Mark A. Wolfson   [ ]          [ ]            [ ]

                                        If you wish to withhold authority to vote your shares from any individual nominee, mark the "For All Except" box and strike a line through the nominee's(s') name(s).

                                                                                    For         Against        Abstain

   RECORD DATE SHARES:               2. Approval of the 1994 Stock Option and       [ ]           [ ]            [ ]
                                        Long-term Incentive Plan, as Amended and
                                        Restated.

                                     3. Approval of the Pay-for-Performance         [ ]            [ ]           [ ]
                                        Incentive Plan.

                                        This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder.  If no direction is made, this proxy will be voted FOR the election of Directors, FOR approval of the 1994 Stock Option and Long-Term Incentive Plan as Amended and Restated, and FOR the Pay-for-
                                        Performance Incentive Plan.

                                        The Undersigned hereby acknowledges receipt of the Annual Report, the Form
                                        10-K, the Notice of Annual Meeting of Stockholders and the Proxy Statement,
                                        and hereby revokes all previously granted receipts.

   Please be sure to sign   Date        Mark box at right if an address change or comment has been noted          [ ]
   and date this Proxy.                 on line reverse side of this card.

_____________________________________
|                                   |
|  Stockholder                      |
|  sign here     Co-owner sign here |
|                                   |
|___________________________________|

   DETACH CARD                                                                                           DETACH CARD



                       INVESTMENT TECHNOLOGY GROUP, INC.

Dear Stockholder:

Please take note of the important information enclosed with this Proxy. There are a number of issues related to the management and operation of your Company that require your immediate attention and approval. These are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy card in the enclosed postage paid envelope.

Your proxy card must be received prior to the Annual Meeting of Stockholders, May 8, 1997.

Thank you in advance for your prompt consideration of these matters.

Sincerely,

John R. MacDonald
Chief Financial Officer
Investment Technology Group, Inc.


      [ITGCM - INVESTMENT TECHNOLOGY GROUP, INC.] [FILE NAME: ITGCM1.ELX]
                             [VERSION - 3] [4/3/97]